As filed with the Securities and Exchange Commission on July 31, 2013

Registration No. [   ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN PETRO-HUNTER INC.
(Exact name of registrant as specified in its charter)

Nevada	1389	98-0537233
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

250 N. Rock Rd., Suite 365
Wichita KS 67206
(316) 201-1853
(Address and telephone number of principal executive offices and principal place of business)

Laughlin Associates, Inc.
9120 Double Diamond Pkwy
Reno, NV 89521
(Name, address and telephone number of agent for service)

Copies to:
Mark C. Lee
Saxon Peters
GREENBERG TRAURIG, LLP
1201 K Street, Suite 1100
Sacramento, California 95814
Telephone: (916) 442-1111
Facsimile: (916) 448-1709

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
	Amount of Shares		maximum		maximum	Amount of
Title of each class of	to be		offering price		aggregate	Registration
securities to be registered	Registered		per share		offering price	Fee
Common Stock	14,417,524	(1)	$0.01135	(2)	$163,638.90	$22.32	(2)
Common Stock	1,764,706	(3)	$0.085		$150,000.00	$20.46
Total	16,182,230				$313,638.90	$42.78

(1)

Represents shares issuable pursuant to the Common Stock Purchase Agreement, between the Company and Hanover Holdings I, LLC, a New York limited liability company (“Hanover”), dated June 24, 2013 (the “Purchase Agreement”) at a to be determined price per share equal to 90.0% of the arithmetic average of the three lowest volume weighted average prices for the Company’s common stock (“VWAPs”) that equal or exceed the applicable floor price during a ten (10) trading day pricing period commencing on the date of notice of the draw down; provided, however, that if the VWAP does not equal or exceed the floor price for at least three trading days during the pricing period, then the per share purchase price shall be equal to 90.0% of the arithmetic average of all VWAPs that equal or exceed the floor price during such pricing period.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act, based upon the average high and low prices reported on the Over the Counter Bulletin Board on July 30, 2013.

(3)

Includes 1,764,706 shares of the Company’s Common Stock issued on March 22, 2013 to Hanover in satisfaction of a $150,000 commitment fee paid to Hanover for entering into the Common Stock Purchase Agreement, dated March 22, 2013, based upon a price per share equal to $0.085 per share.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 31, 2013
PROSPECTUS
16,182,230 SHARES OF COMMON STOCK
AMERICAN PETRO-HUNTER INC.

            This prospectus relates to the resale of up to an aggregate of 16,182,230 shares of our common stock, par value $0.001 per share, by Hanover Holdings I, LLC, a New York limited liability company (“Hanover” or “Selling Stockholder”), 14,417,524 of which (the “Purchase Shares”) are issuable to Hanover pursuant to the terms of the Common Stock Purchase Agreement, between the Company and Hanover, dated June 24, 2013 (the “Purchase Agreement”) and1,764,706 of which were issued to Hanover on March 22, 2013 in satisfaction of a $150,000 commitment fee paid to Hanover for entering into the Common Stock Purchase Agreement, between the Company and Hanover, dated March 22, 2013 (the “March Purchase Agreement”), based upon a price per share equal to $0.085 per share. See the section of this prospectus entitled “Equity Enhancement Program With Hanover” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding Hanover.

            We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholder under this prospectus, however, we may receive gross proceeds of up to $5,000,000 from sales of our common stock to Hanover under the Purchase Agreement.

            Hanover may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how Hanover may sell its shares of common stock in the section titled “Plan of Distribution” on page 22. We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by the selling stockholder. In addition, we issued 1,764,706 shares of our common stock to Hanover as a commitment fee for entering into the March Purchase Agreement. Hanover is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

            Our common stock is quoted on the OTC Bulletin Board under the symbol “AAPH” The shares of our common stock registered hereunder are being offered for sale by Selling Stockholder at prices established on the OTC Bulletin Board during the term of this offering. On July 30, 2013, the closing bid price of our common stock was $0.01 per share. These prices will fluctuate based on the demand for our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to American Petro-Hunter Inc., a Nevada corporation.

Our Business

We are an oil and natural gas exploration and production (E&P) company with current projects in Payne and Lincoln Counties in Oklahoma. As of July 8, 2013, we have six producing wells in Oklahoma. We also have ownership of 1,410.7 net acres and rights for the exploration and production of oil and gas on an aggregate of approximately 4,733.8 gross acres in Oklahoma. This includes rights to explore on 1,847 gross acres in Oklahoma in the North Oklahoma Mississippi Project and in 2,886 gross acres in south-central Oklahoma (the “South Oklahoma Project”). In 2012, oil sales from our producing wells averaged 13.1 cumulative barrels per day.

Typically, our interest in a well arises from a contract with another entity pursuant to which we provide financial support for certain costs incurred in the exploration and development of a project, which may include land costs, seismic or other exploration, and test drilling. In exchange, we typically receive an interest in the proceeds from the project’s production.

Our future operations will require substantial capital expenditures which will exceed our current revenues. Therefore, we are dependent upon the identification and successful completion of additional long-term or permanent equity financings, the support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful, which would in turn significantly affect our ability to meet our business objectives. If we are not successful we will likely be required to reduce operations or liquidate assets. We will continue to evaluate our projected expenditures relative to our available cash and to seek additional means of financing in order to satisfy our acquisition, working capital and other cash requirements.

We continue to operate with very limited administrative support, and our current officers and directors continue to be responsible for many duties to preserve our working capital. We expect no significant changes in the number of employees over the next 12 months.

Our current burn rate is approximately $35,000 per month and we currently have approximately $2,000 in cash on hand. We are dependent on additional capital to continue to operate. Failure to complete a financing will have an adverse effect on our ability to operate and execute our business plan. Based on the current burn rate, the Company does not currently have sufficient capital to operate and we are doing so on a very limited budget. As a result, our accounts payable are expected to grow. If we are unable to raise capital or generate sufficient revenue, we will have to liquidate or sell certain assets. If we do raise capital, it will most likely be obtained through equity or debt financings. There are no assurances that we will be able to raise the required working capital on terms favorable to the Company, or that such working capital will be available on any terms when needed. Any such capital that is raised may result in substantial dilution to our existing stockholders.

During the year ended December 31, 2012, we raised $727,200 from promissory notes. We also received recorded $308,770 in revenue during the year ended December 31, 2012 from our producing wells. For the fiscal year ended December 31, 2012, we incurred a net loss of $3,303,136.

Corporate Information

We were formed on January 24, 1996 pursuant to the laws of the State of Nevada under the name Wolf Exploration, Inc. In August 2001, we changed our name to American Petro-Hunter Inc. and began focusing our business on the exploration and eventual exploitation of oil and gas. The Company operates from its offices at 250 N Rock Rd., Suite 365 Wichita, KS. Our telephone number is (316) 201-1853.

Transfer Agent

Our transfer agent is Holladay Stock Transfer, and is located at 2939 N 67th Place, Scottsdale, Arizona 85251. The agent’s telephone number is (480) 481-3940.

Equity Enhancement Program with Hanover Holdings I, LLC

Common Stock Purchase Agreement

On June 24, 2013, which we refer to as the Closing Date, we entered into the Purchase Agreement with Hanover. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover is committed to purchase up to $5,000,000, which we refer to as the Total Commitment, worth of our common stock, which we refer to as the Shares, over the 24-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, or the Commission, we may, in our sole discretion, provide Hanover with draw down notices, each a Draw Down Notice, to purchase a specified dollar amount of Shares, or the Draw Down Amount, over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, or the Pricing Period, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of our common stock for the 10 trading days immediately preceding the date of the Draw Down Notice, or the Maximum Draw Down Amount.

Once presented with a Draw Down Notice, Hanover is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for our common stock, or the VWAP, equals or exceeds an applicable floor price, or the Floor Price, equal to the product of (i) 0.70 and (ii) the VWAP over the 10 trading days immediately preceding the date the Draw Down Notice is delivered, subject to adjustment. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that Hanover will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice will equal to 90.0% of the arithmetic average of the three lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period, except that if the VWAP does not equal or exceed the applicable Floor Price for at least three trading days during the applicable Pricing Period, then the per share purchase price will be equal to 90.0% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

We are prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause us to issue or sell or Hanover to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause us to sell or Hanover to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by Hanover of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder). We cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Hanover has agreed that during the term of the Purchase Agreement, neither Hanover nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that Hanover will not be prohibited from engaging in certain transactions relating to any of the shares of our common stock that it owns or that it is obligated to purchase under a pending Draw Down Notice.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the date on which the registration statement of which this prospectus is a part is declared effective by the Commission or (ii) the date on which Hanover purchases the Total Commitment worth of common stock under the Purchase Agreement. Under certain circumstances set forth in the Purchase Agreement, we and Hanover each may terminate the Purchase Agreement on one trading day’s prior written notice to the other.

We paid to Hanover a commitment fee for entering into the March Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the March Purchase Agreement) in the form of 1,764,706 restricted shares of our common stock, which we refer to as the Commitment Shares, calculated at a price equal to $0.085 per share, which was the closing price of our common stock on March 4, 2013. The Commitment Shares are being registered for resale in the registration statement of which this prospectus is a part.

We also agreed to pay up to $15,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Hanover in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if we issue a Draw Down Notice and fail to deliver the shares to Hanover on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Hanover, in addition to all other remedies available to Hanover under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

The Purchase Agreement also provides for indemnification of Hanover and its affiliates in the event that Hanover incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Hanover or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, on the Closing Date, we and Hanover also entered into a registration rights agreement dated as of the Closing Date, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus is a part with the Commission to register for resale 16,182,230 Shares, which includes the 1,764,706 Commitment Shares, on or prior to July 13, 2013, which we refer to as the Filing Deadline, and have it declared effective at the earlier of (A) the 90th calendar day after the Closing Date and (B) the fifth business day after the date the Company is notified by the Commission that the Registration Statement will not be reviewed or will not be subject to further review, which we refer to as the Effectiveness Deadline. Prior to July 13, 2013, Hanover waived compliance with the Filing Deadline of July 13, 2013. No other provision of the Registration Rights Agreement was waived. The effectiveness of the Registration Statement of which this Prospectus is a part is a condition precedent to our ability to sell common stock to Hanover under the Purchase Agreement.

We have agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

We also agreed, among other things, to indemnify Hanover from certain liabilities and fees and expenses of Hanover incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Hanover has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Hanover to us for inclusion in the registration statement of which this prospectus is a part, including certain liabilities under the Securities Act.

Termination Agreement

On March 22, 2013, we entered into the March Purchase Agreement and a registration rights agreement, or the March Registration Rights Agreement and, together with the March Purchase Agreement, the Original Agreements with Hanover whereby the Hanover was to purchase up to $5,000,000 of our common stock. As a result of comments received from the Commission with respect to the registration statement filed by the Company in connection with the transactions contemplated by the Original Agreements, the Company and Hanover entered into a termination agreement, dated June 24, 2013, or the Termination Agreement, to terminate the Original Agreements and the transactions contemplated thereby; provided however, that the Commitment Shares were fully earned and will remain outstanding.

The Offering

            As of July 8, 2013, there were 62,215,597 shares of our common stock outstanding, of which 61,315,597 shares were held by non-affiliates, excluding the 1,764,706 Commitment Shares that we have already issued to Hanover under the March Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Hanover, only 16,182,230 shares of our common stock are being offered under this prospectus, which represents (i) 1,764,706 shares of common stock that we issued to Hanover as Commitment Shares and (ii) 14,417,524 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement. If all of the 16,182,230 shares offered under this prospectus were issued and outstanding as of July 8, 2013, such shares would represent approximately 21.12% of the total number of shares of our common stock outstanding and 21.37% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of July 8, 2013.

            At an assumed purchase price of $0.0072 (equal to 90.0% of the closing price of our common stock of $0.008 on July 8, 2013), and assuming the sale by us to Hanover of all of the 14,417,524 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $103,806.17 in gross proceeds. If we elect to issue and sell more than the 14,417,524 Shares offered under this prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 680,026,921 shares of our common stock to obtain the balance of $5,000,000 of the Total Commitment that would be available to us under the Purchase Agreement. We currently have authorized and available for issuance only 200,000,000 shares of our common stock pursuant to our charter. Accordingly, we would have to amend our charter, which would require shareholder approval, to obtain the substantial bulk of the Total Commitment. The number of shares of our common stock ultimately offered for resale by Hanover is dependent upon the number of shares we ultimately issue and sell to Hanover under the Purchase Agreement.

            The Total Commitment of $5,000,000 was determined based on numerous factors, including our estimated operating expenses for the next two years. While it is difficult to estimate the likelihood that we will need the full Total Commitment, we presently believe that we may need the full Total Commitment under the Purchase Agreement.

The Offering

Issuer	American Petro-Hunter Inc.

Securities Offered for Resale	Up to an aggregate of 16,182,230 shares of our common stock, consisting of:

•               1,764,706 shares of common stock that we

issued to Hanover as Commitment Shares; and
•	14,417,524 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement.

Common Stock Outstanding Before the Offering	62,215,597 shares

Common Stock to be Outstanding After the Offering	76,633,121 shares
assuming all of the Securities are Resold

Use of Proceeds

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of Shares to Hanover pursuant to the Purchase Agreement. The net proceeds received under the Purchase Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our Board of Directors, in its good faith deem to be in the best interest of the company and its stockholders.

Trading	Our common stock is quoted on the OTC Bulletin Board under the symbol “AAPH”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

For the Year Ended December 31, 2012:

Total revenue	$308,770

Net loss	(3,303,136)

Net loss per common share (basic and diluted)	$(0.07)

Weighted average common shares	44,476,603

For the Three Month Period Ending March 31, 2013 (unaudited):

Total revenue	$44,239

Net loss	(279,200)

Net loss per common share (basic and diluted)	$(0.01)

Weighted average common shares	48,295,256

Statement of Financial Position

As of December 31, 2012:

Cash	$16,216

Accounts Receivable	13,735

Total current assets	29,951

Investments in mineral properties, net of accumulated amortization of $132,499	1,582,324

Capitalized financing costs, net of amortization of $6,737	41,263

Total assets	$1,653,538

Total current liabilities	$648,461

Total long-term liabilities	$992,835

Stockholders’ equity	$12,242

Total liabilities and stockholders’ deficit	$1,653,538

As of March 31, 2013 (unaudited):

Cash	$9,743

Accounts Receivable	18,837

Total current assets	28,580

Investments in mineral properties, net of accumulated amortization of $150,087	1,564,735

Capitalized financing costs, net of amortization of $10,974	190,527

Total assets	$1,783,842

Total current liabilities	$751,965

Total long-term liabilities	$924,541

Stockholders’ equity	$107,336

Total liabilities and stockholders’ deficit	$1,783,842

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this registration statement on Form S-1 that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

            We have an accumulated deficit of $14,056,806 for the period from January 24, 1996 (inception) to March 31, 2013. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

            We will require additional funds to expand our oil and gas exploration activities, and to take advantage of any available business opportunities. Historically, we have financed our expenditures primarily with proceeds from the sale of debt and equity securities, bridge loans from our officers and stockholders and proceeds from our producing wells. The proceeds from our operations are currently insufficient to fully meet our obligations or enable us to carry out our business plan, so we will have to raise additional funds. Obtaining additional financing will be subject to market conditions, industry trends, investor sentiment and investor acceptance of our business plan and management. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to further our operations, implementation of our business plan may fail or be delayed and any such failure or delay may have a material adverse effect on our company, stock price and business.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

            In their report dated April 15, 2013, our independent auditors stated that our financial statements for the fiscal year ended December 31, 2012 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have a limited operating history and if we are not successful in growing our business, then we may have to scale back or even cease our ongoing business operations.

            We have yet to generate positive earnings from our current business strategy and there can be no assurance that we will ever operate profitably. Our Company has a limited operating history in the business of oil and gas exploration and must be considered in the development stage. Our success significantly depends on successful acquisition and subsequent exploration activities. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our Company.

Risks Related to our Oil and Gas Exploration

Our operating revenue is dependent upon the performance of our properties.

            Our operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover. In the event that we are unable to produce sufficient operating revenue to fund our operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in our Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

We own rights to oil properties that have not yet been developed.

            We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

Title to the properties in which we have an interest may be impaired by title defects.

            Our general policy is to obtain title opinions on significant properties that we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We are subject to risks arising from the failure to fully identify potential problems related to acquired reserves or to properly estimate those reserves.

            Although we perform a review of the acquired properties that we believe is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher-value properties and will sample the remainder, and depend on the representations of previous owners. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates.

If we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to execute on our business plan.

            In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Even for producing properties, the potential profitability of oil and gas ventures depends upon factors beyond the control of our Company.

            The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our future financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our Company not receiving an adequate return on invested capital.

Drilling for oil and gas involves inherent risks that may adversely affect our results of operations and financial condition.

            Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil and gas reservoirs. The wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in those wells. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that crude or natural gas is present or may be produced economically. The costs of drilling, completing and operating wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

  unexpected drilling conditions;

  pressure or irregularities in formations;

  equipment failures or accidents;

  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

  fires, explosions, blowouts and surface cratering;

  uncontrollable flows of oil and formation water;

  environmental hazards, such as oil spills, pipeline ruptures and discharges of toxic gases;

  other adverse weather conditions; and

  increase in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.

            Certain future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Our oil and gas operations involve substantial costs and are subject to various economic risks.

            Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and gas due to a lack of a market and that fluctuations in the prices of oil will make development of those leases uneconomical. This could result in a total loss of our investment.

A substantial or extended decline in oil and gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan.

            Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

  the domestic and foreign supply of oil and natural gas;

  the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon and maintain oil prices and production levels;

  political instability, armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

  the level of consumer product demand;

  the growth of consumer product demand in emerging markets, such as China and India;

  weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

  domestic and foreign governmental regulations and other actions;

  the price and availability of alternative fuels;

  the price of foreign imports;

  the availability of liquid natural gas imports; and

  worldwide economic conditions.

            These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring viable leases.

            The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. This competition is increasingly intense as prices of crude oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our Company.

            Oil and gas operations are subject to country-specific federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to country-specific federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from governmental bodies are required for drilling operations to be conducted and no assurance can be given that such permits will be received. Environmental standards imposed by federal, state, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date, we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

            Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services and equipment has risen, and the costs of these services and equipment are increasing. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in areas where we operate, we could be materially and adversely affected.

We depend on the skill, ability and decisions of third party operators to a significant extent.

            The success of the drilling, development and production of the oil properties in which we have or expect to have a working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuation of our operations.

            In general, our exploration and production activities are subject to certain country-specific federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we will be subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of U.S. state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our current operations comply, in all material respects, with all applicable environmental regulations.

Risks Relating to our Common Stock and our Status as a Public Company

We are required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

            As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with the Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that its internal controls and procedures are currently not effective to detect the inappropriate application of U.S. GAAP rules. Management realize there are deficiencies in the design or operation of our internal control that adversely affect our internal controls which management considers to be material weaknesses including those described below:

i)	We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.

ii)

We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

iii)

We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud related risks and the risks related to non- routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

iv)

We did not have an audit committee or an independent audit committee financial expert. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the management’s view that to have an audit committee, comprised of independent board members, and an independent audit committee financial expert is an important entity-level control over our financial statements.

            Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

            Our common stock is currently traded under the symbol “AAPH” and currently trades at a low volume, based on quotations on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our stock until such time as we became more viable. Additionally, many brokerage firms may not be willing to effect transactions in the securities. As a consequence, there may be periods of several days or more when trading activity in our stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

            In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

            Shareholders should also be aware that, according to SEC Release No. 34-29093, the market for “penny stock,” such as our common stock, has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

            We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

            Our stock is categorized as a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $4.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

            In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

            Our Articles of Incorporation and Bylaws contain a provision permitting us to eliminate the personal liability of our directors to our company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Funding from our Purchase Agreement with Hanover may be limited or insufficient to fund our operations or to implement our strategy.

            Under our Purchase Agreement with Hanover, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Hanover to purchase up to $5,000,000 of our shares of common stock over a 24-month period. Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Hanover, only 16,182,230 shares of our common stock are being offered under this prospectus, which represents (i) 1,764,706 shares of common stock that we issued to Hanover as Commitment Shares and (ii) 14,417,524 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement.

            At an assumed purchase price of $0.0072 (equal to 90.0% of the closing price of our common stock of $0.008 on July 8, 2013), and assuming the sale by us to Hanover of all of the 14,417,524 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $103,806.17 in gross proceeds. If we elect to issue and sell more than the 14,417,524 Shares offered under this prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 680,026,921 shares of our common stock to obtain the balance of $5,000,000 of the Total Commitment that would be available to us under the Purchase Agreement. We currently have authorized and available for issuance 200,000,000 shares of our common stock pursuant to our charter, and as of July 8, 2013 we had 62,215,597 shares of common stock issued and outstanding. Accordingly, we would have to amend our charter, which would require shareholder approval, to obtain the substantial bulk of the Total Commitment. Depending on the price at which Shares are ultimately sold, we may have to increase the number of our authorized shares in order to issue Shares to Hanover.

            There can be no assurance that we will be able to receive all or any of the Total Commitment from Hanover because the Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Hanover to buy common stock from us. For instance, we are prohibited from issuing a Draw Down Notice if the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount or the sale of Shares pursuant to the Draw Down Notice would cause us to sell or Hanover to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Hanover of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). Moreover, we cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Purchase Agreement, and the registration statement of which this prospectus is a part covers the resale of only 14,417,524 Shares that may be issuable pursuant to draw downs under the Purchase Agreement. These registration statements may be subject to review and comment by the staff of the Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured.

            The extent to which we rely on Hanover as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Hanover were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all $5,000,000 of common stock under the Purchase Agreement with Hanover, we will still need additional capital to fully implement our current business, operating plans and development plans.

The sale or issuance of our common stock to Hanover at a discount may cause dilution and the resale of the shares of common stock by Hanover into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

            Under the Purchase Agreement with Hanover, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Hanover to purchase up to $5,000,000 of our shares of common stock over a 24-month period. We are registering an aggregate of 16,182,230 shares of common stock in the registration statement of which this prospectus is a part pursuant to the Registration Rights Agreement. Notwithstanding Hanover’s beneficial ownership limitation set forth in the Purchase Agreement, if all of the 16,182,230 shares offered under this prospectus were issued and outstanding as of July 8, 2013, such shares would represent approximately 21.12% of the total number of shares of our common stock outstanding and 21.37% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of July 8, 2013. The number of shares ultimately offered for sale by Hanover under this prospectus is dependent upon the number of shares ultimately purchased by Hanover under the Purchase Agreement. Additionally, because the per share purchase price for the Shares subject to a Draw Down Notice will be equal to 90.0% of the arithmetic average of the VWAPs over a certain number of trading days during the applicable Pricing Period as set forth in the Purchase Agreement, Hanover will pay less than the then-prevailing market price for our common stock, and the actual purchase price for the Shares that we may sell to Hanover will fluctuate based on the VWAP of our common stock during the term of the Purchase Agreement. Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to Hanover at a discount to the then-prevailing market price for our common stock under the Purchase Agreement, and the resale of such shares by Hanover into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future.

            Moreover, at an assumed purchase price of $0.0072 (equal to 90.0% of the closing price of our common stock of $0.008 on July 8, 2013), and assuming the sale by us to Hanover of all of the 14,417,524 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $103,806.17 in gross proceeds. If we elect to issue and sell more than the 14,417,524 Shares offered under this prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 680,026,921 shares of our common stock to obtain the balance of $5,000,000 of the Total Commitment that would be available to us under the Purchase Agreement. Because the actual purchase price for the Shares that we may sell to Hanover will fluctuate based on the VWAP of our common stock during the term of the Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the Purchase Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act. The resale of such a substantial number of shares of our common stock relative to our current market capitalization into the public market by Hanover, or the perception that such sales may occur, could significantly depress the market price of our common stock and cause substantial dilution to our existing stockholders.

USE OF PROCEEDS

Selling Stockholder may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We may, however, receive aggregate gross proceeds of $5,000,000 if all shares of common stock in this offering are sold to Selling Stockholder pursuant to the Purchase Agreement. Any such proceeds we receive will be used for working capital and general corporate matters.

The exact purchase price at which we will sell the Purchase Shares pursuant to the Purchase Agreement is dependent upon the market price for our common stock, therefore, it is likely that the number of shares offered in this registration statement will be insufficient to allow us to receive the full amount of proceeds under the Purchase Agreement. Based upon current market prices ignoring applicable sales volume restrictions in the Purchase Agreement, we would receive approximately $103,806.17 if we were to sell the 14,417,524 shares being drawn down pursuant to the Purchase Agreement at this time, based upon 90.0% of the closing price of our common stock of $0.008 per share on July 8, 2013.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Selling Stockholder will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING STOCKHOLDER

            This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that have been or may be issued by us to Hanover under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see "Equity Enhancement Program With Hanover” below. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Hanover on June 24, 2013 in order to permit the selling stockholder to offer the shares for resale from time to time.

            On March 4, 2013, Magna Group, LLC (“Magna”), an affiliate of Hanover, acquired a convertible note of the Company in the principal amount of $140,000 from a third party investor, and Hanover acquired from the Company a convertible note of the Company in the principal amount of $51,500 (such notes together, the “Original Convertible Debt”). The Original Convertible Debt was convertible into common stock of the Company at a conversion price equal to a 45% discount from the lowest trading price of the Company’s common stock in the 10 trading days prior to conversion (i.e., a floating conversion price).

            On March 22, 2013, Hanover and the Company executed the Original Agreements pursuant to which the Company, at its option, could “put” to Hanover from time to time over the 24-month term of the equity line $5,000,000 of the Company’s common stock.

            On April 25, 2013, in exchange for the cancellation of the Original Convertible Debt, the Company issued a promissory note in the principal amount of $71,000 to Magna and promissory notes in the aggregate principal amount of $56,500 to Hanover, respectively (collectively, the “Exchange Notes”). Each of the Exchange Notes is convertible into common stock of the Company at a fixed conversion price of $0.008 per share.

            On May 3, 2013, the Company filed a registration statement on Form S-1 (the “Prior Registration Statement”) to register for resale the shares of common stock issuable pursuant to the Original Agreements.

            On June 7, 2013, the Company issued to Hanover a convertible note in the principal amount of $5,300, convertible at a fixed conversion price of $0.005 per share (the “June 2013 Note”).

            As a result of comments received from the Commission with respect to the Prior Registration Statement filed by the Company in connection with the transactions contemplated by the Original Agreements, on June 20, 2013 we withdrew the Prior Registration Statement, and on June24, 2013, we and Hanover entered into the Termination Agreement to terminate the Original Agreements and the transactions contemplated thereby; provided however, that the Commitment Shares were fully earned and would remain outstanding. Except for the foregoing, and for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Hanover has not had any material relationship with us within the past three years.

            The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of July 8, 2013. As used in this prospectus, the term “selling stockholder” means Hanover. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

            Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 62,215,597 shares of our common stock outstanding on July 8, 2013. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares of		Maximum Number of	Number of Shares of
	Common Stock Owned Prior		Shares of Common Stock	Common Stock Owned After
Name of Selling Stockholder	to Offering		to be Offered Pursuant to	Offering
this Prospectus
	Number(1)	Percent(2)		Number(3)	Percent(2)

Hanover Holdings I, LLC (4)	1,764,706	0.28%	16,182,230	0	0.00%

_________________

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)

This number represents the 1,764,706 shares of common stock we issued to Hanover on March 6, 2013 as Commitment Shares in consideration for entering into the March Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Hanover may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Hanover’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to Hanover under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement. Also, under the terms of the Purchase Agreement, we may not issue shares of our common stock to Hanover to the extent that Hanover or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding common stock.

(2)	Applicable percentage ownership is based on 62,215,597 shares of our common stock outstanding as of July 8, 2013.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)

The business address of Hanover is c/o Magna Group, 5 Hanover Square, New York, New York 10004. Hanover’s principal business is that of a private investment firm. We have been advised that Hanover is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Hanover nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. We have been further advised that Joshua Sason is the Chief Executive Officer of Hanover and owns all of the membership interests in Hanover, and that Mr. Sason has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Hanover.

EQUITY ENHANCEMENT PROGRAM WITH HANOVER

Common Stock Purchase Agreement

            On June 24, 2013, we entered into the Purchase Agreement with Hanover. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover is committed to purchase up to $5,000,000 worth of our common stock over the 24-month term of the Purchase Agreement.

            From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the registration statement of which this prospectus is a part is declared effective by the Commission, we may, in our sole discretion, provide Hanover with Draw Down Notices to purchase a specified dollar amount of Shares over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of our common stock for the 10 trading days immediately preceding the date of the Draw Down Notice.

            Once presented with a Draw Down Notice, Hanover is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the VWAP equals or exceeds an applicable Floor Price equal to the product of (i) 0.70 and (ii) the VWAP over the 10 trading days immediately preceding the date the Draw Down Notice is delivered, subject to adjustment. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that Hanover will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice will be equal to 90.0% of the arithmetic average of the three lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period, except that if the VWAP does not equal or exceed the applicable Floor Price for at least three trading days during the applicable Pricing Period, then the per share purchase price will be equal to 90.0% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

            We are prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause us to issue or sell or Hanover to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause us to sell or Hanover to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by Hanover of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). We cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

            As of July 8, 2013, there were 62,215,597 shares of our common stock outstanding, of which 61,315,597 shares were held by non-affiliates, excluding the 1,764,706 Commitment Shares that we have already issued to Hanover under the March Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $5,000,000 of our common stock to Hanover, only 16,182,230 shares of our common stock are being offered under this prospectus, which represents (i) 1,764,706 shares of common stock that we issued to Hanover as Commitment Shares and (ii) 14,417,524 shares of common stock that we may issue to Hanover as Shares pursuant to draw downs under the Purchase Agreement. If all of the 16,182,230 shares offered under this prospectus were issued and outstanding as of July 8, 2013, such shares would represent approximately 21.12% of the total number of shares of our common stock outstanding and 21.37% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of July 8, 2013.

            At an assumed purchase price of $0.0072 (equal to 90.0% of the closing price of our common stock of $0.008 on July 8, 2013), and assuming the sale by us to Hanover of all of the 14,417,524 Shares being registered hereunder pursuant to draw downs under the Purchase Agreement, we would receive only approximately $103,806.17 in gross proceeds. Furthermore, we may receive substantially less than $103,806.17 in gross proceeds from the financing due to our share price, discount to market, and other factors relating to the common stock of the Company. If we elect to issue and sell more than the 14,417,524 Shares offered under this prospectus to Hanover, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 680,026,921 shares of our common stock to obtain the balance of $5,000,000 of the Total Commitment that would be available to us under the Purchase Agreement. We currently have authorized and available for issuance 200,000,000 shares of our common stock pursuant to our charter. Accordingly, we would have to amend our charter, which would require shareholder approval, to obtain the substantial bulk of the Total Commitment. The number of shares of our common stock ultimately offered for resale by Hanover is dependent upon the number of shares we ultimately issue and sell to Hanover under the Purchase Agreement.

            Hanover has agreed that during the term of the Purchase Agreement, neither Hanover nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock, provided that Hanover will not be prohibited from engaging in certain transactions relating to any of the shares of our common stock that it owns or that it is obligated to purchase under a pending Draw Down Notice.

            The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Hanover is obligated to purchase any Shares pursuant to a Draw Down Notice, certain conditions specified in the Purchase Agreement, none of which are in Hanover's control, must be satisfied, including the following:

  Each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects.

  We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

  The registration statement of which this prospectus forms a part must be effective under the Securities Act.

  We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the registration statement of which this prospectus forms a part or the prohibition or suspension of the use of this prospectus.

  We must have filed with the Commission all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Exchange Act.

  Trading in our common stock must not have been suspended by the Commission, the OTCBB or the Financial Industry Regulatory Authority, or FINRA, trading in securities generally on the OTCBB must not have been suspended or limited, there shall not have been imposed any suspension of electronic trading or settlement services by DTC with respect to the common stock that is continuing, we shall not have received any notice from DTC to the effect that a suspension of electronic trading or settlement services by DTC with respect to the common stock is being imposed or is contemplated (unless, prior to such suspension, DTC shall have notified us in writing that DTC has determined not to impose any such suspension).

  We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement.

  No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

  No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transaction.

  The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

            There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Purchase Agreement or that we will be able to draw down any portion of the Total Commitment available under the Purchase Agreement with Hanover.

            The obligations of Hanover under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party, and none of the terms or conditions contained in the Purchase Agreement may now be amended or waived by the parties. Moreover, the registration statement, of which this prospectus is a part, may not be used to cover sales by transferees of Hanover, notwithstanding Hanover’s right to assign its rights under the Registration Rights Agreement to its affiliates.

            The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the Registration Statement of which this prospectus is a part, (ii) the date on which Hanover purchases the Total Commitment worth of common stock under the Purchase Agreement, or (iii) the date on which the common stock shall have failed to be listed or quoted on a Trading Market (as defined in the Purchase Agreement). We may terminate the Purchase Agreement on one trading day’s prior written notice to Hanover, subject to certain conditions. Hanover may terminate the Purchase Agreement effective upon one trading day’s prior written notice to us under certain circumstances, including the following:

  The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

  We enter into an agreement providing for certain types of financing transactions that are similar to the equity enhancement program with Hanover.

  Certain transactions involving a change in control of the company or the sale of all or substantially all of our assets have occurred.

  We are in breach or default in any material respect under any of the provisions of the Purchase Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

  While Hanover holds any shares issued under the Purchase Agreement, the effectiveness of the registration statement that includes this prospectus is suspended or the use of this Prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365- day period, subject to certain exceptions.

  Trading in our common stock is suspended and such suspension continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period.

  We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

            The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties' rights or obligations with respect to any pending Draw Down Notice, and that the parties must fully perform their respective obligations with respect to any such pending Draw Down Notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied.

            We paid to Hanover a commitment fee for entering into the March Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the March Purchase Agreement) in the form of 1,764,706 Commitment Shares, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013. The Commitment Shares are being registered for resale in the registration statement of which this prospectus is a part.

            We also agreed to pay up to $15,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Hanover in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if we issue a Draw Down Notice and fail to deliver the shares to Hanover on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay Hanover, in addition to all other remedies available to Hanover under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

            The Purchase Agreement also provides for indemnification of Hanover and its affiliates in the event that Hanover incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against Hanover or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

            The issuance of the Initial Commitment Shares and the sale of the Shares to Hanover under the Purchase Agreement are exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of and Regulation D under the Securities Act.

Registration Rights Agreement

            In connection with the execution of the Purchase Agreement, on the Closing Date, we and Hanover also entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus is a part with the Commission to register for resale 16,182,230 Shares, which includes the 1,764,706 Commitment Shares, on or prior to July 13, 2013 and have it declared effective prior to the Effectiveness Deadline. Prior to July 13, 2013, Hanover waived compliance with the Filing Deadline of July 13, 2013. No other provision of the Registration Rights Agreement was waived. The effectiveness of the registration statement of which this prospectus is a part is a condition precedent to our ability to sell common stock to Hanover under the Purchase Agreement.

            We have agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

            We also agreed, among other things, to indemnify Hanover from certain liabilities and fees and expenses of Hanover incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Hanover has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Hanover to us for inclusion in the registration statement of which this prospectus is a part, including certain liabilities under the Securities Act.

            As discussed above, the obligations of Hanover under the Purchase Agreement to purchase shares of our common stock may not be transferred to any other party. Hanover may not assign its rights under the Registration Rights Agreement other than to an affiliate of Hanover. The registration statement of which this prospectus is a part will not cover sales by Hanover’s transferees, notwithstanding Hanover’s right to assign its rights under the Registration Rights Agreement to its affiliates. None of the terms or conditions contained in the Registration Rights Agreement may now be amended or waived by the parties.

            The foregoing description of the Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

            We are registering shares of common stock that have been or may be issued by us from time to time to Hanover under the Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

            The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Hanover is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Hanover has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, Hanover has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Hanover is, and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Hanover will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

            The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market in accordance with the rules of NASDAQ;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

            In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

            Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Hanover has informed us that each such broker-dealer will receive commissions from Hanover which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

  the name of any such broker-dealers;

  the number of shares involved;

  the price at which such shares are to be sold;

  the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  other facts material to the transaction.

            Hanover has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

            Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

            There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

            Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

            We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $16,537.67 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Hanover will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Hanover and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Hanover has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Hanover specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

            At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary includes a description of material provisions of our capital stock.

Authorized and Outstanding Securities

The Company is authorized to issue 200,000,000 shares of common stock, par value $0.001 per share. As of July 8, 2013, there were issued and outstanding 62,215,597 shares of our common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Warrants

During the year ended December 31, 2011, the Company issued 200,000 warrants in relation to sales of the Company’s common stock. The warrants have a $0.40 exercise price and a two-year life. The warrants expire on November 7, 2013. During the year ended December 31, 2012, the Company issued 3,003,104 warrants in connection with a debt financing arrangement with ASYM Energy Opportunities LLC (“ASYM”). The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the third and fourth quarter of 2017.

During the three months ended March 31, 2013, the Company issued an additional 4,662 warrants in connection with a debt financing agreement with ASYM. The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the first quarter of 2018.

As of March 31, 2013, there are 3,207,766 warrants outstanding at a weighted average exercise price of $0.0343.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Registration Rights

In accordance with the Registration Rights Agreement (“Rights Agreement”) entered into with Hanover, Hanover is entitled to certain rights with respect to the registration of the shares of common stock issued in connection with the Purchase Agreement, including the Purchase Shares and the Commitment Shares (the “Registrable Securities”).

Filings

We are obligated to file a registration statement with respect to the Registrable Securities. Upon becoming effective, we shall use commercially reasonable efforts to maintain the continuous effectiveness of such registration statement during the period the Rights Agreement is in effect. We will also take such action, if any, as is necessary to obtain an exemption for or to qualify the Registrable Securities under applicable state securities or “Blue Sky” laws; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.

Expenses of Registration Rights

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and in the registration statement have been audited by Weaver, Martin & Samyn, LLC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Greenberg Traurig, LLP.

INFORMATION WITH RESPECT TO THE REGISTRANT

Background

            We are an oil and natural gas exploration and production (E&P) company with current projects in Payne and Lincoln Counties in Oklahoma. As of July 8, 2013, we have six producing wells in Oklahoma. We also have ownership of 1,410.7 net acres and rights for the exploration and production of oil and gas on an aggregate of approximately 4,733.8 gross acres in Oklahoma. This includes rights to explore on 1,847 gross acres in Oklahoma in the North Oklahoma Mississippi Project and in 2,886 gross acres in south-central Oklahoma (the “South Oklahoma Project”). In 2012, oil sales from our producing wells averaged 13.1 cumulative barrels per day.

            Typically, our interest in a well arises from a contract with another entity pursuant to which we provide financial support for certain costs incurred in the exploration and development of a project, which may include land costs, seismic or other exploration, and test drilling. In exchange, we typically receive an interest in the proceeds from the project’s production.

            We were formed on January 24, 1996 pursuant to the laws of the State of Nevada under the name Wolf Exploration, Inc. In August 2001, we changed our name to American Petro-Hunter Inc. and began focusing our business on the exploration and eventual exploitation of oil and gas. The Company operates from its offices at 250 N Rock Rd., Suite 365 Wichita, KS.

Producing Properties

            North Oklahoma Project (North Oklahoma Woodford “Yale” and North Oklahoma Mississippi Lime Projects) - On April 21, 2010, we entered into an operating agreement with Bay Petroleum Corp. (“Bay”) to participate in the drilling for oil in northern Oklahoma (the “Prospect”). Pursuant to such operating agreement, we agreed to pay to Bay $52,125 for all costs in connection with the acquisition and operation of the Prospect, up to the drilling of an initial test well, in exchange for a 25% working interest and 80% net revenue interest in the Prospect. We are also responsible for 25% of all expenditures in connection with the development and operation of the Prospect for drilling.

            On June 1, 2010, we announced that the No. 1 well had been put into production. The well produced 1,638 barrels in 2012 at an average of 4.4 barrels per day. The current daily rate is 5.3 barrels per day.

            On June 29, 2011, we announced that NOS122, a re-entry project where the well bore and casing was opened and cleaned, had begun commercial production. Inaugural loads of oil began shipping in July of 2011. The well produced 888 barrels in 2012 at a rate of 2.43 barrels per day.

            On March 25, 2011, we announced that we had acquired a varied working interest in an additional 2,000 acres located in Payne County in northern Oklahoma, near the Company’s Yale Prospect. The project has been named “North Oklahoma Mississippi Lime Project”. On May 16, 2011, we announced that drilling operations had commenced at the Company’s first horizontal well, NOM1H. The Company owns a 25% Working Interest in the lease. On June 29, 2011, we announced that NOM1H had begun commercial production. The well produced 5,199 barrels in 2012 at a rate of 14.2 barrels per day. Daily gas production is in the 50 Mcf/day range.

            On July 27, 2011 we announced the NOW2H, an 80 acre offset to NOM1H. On November 7, 2011, the well commenced commercial oil and gas production. On March 26, 2012, we announced that after undergoing a second frack and the installation of a submersible pump, the well was producing at a daily rate of 30 barrels per day. Since that time the well has drastically declined and produced a total of 888 barrels in 2012, and 5,837 Mcf of gas. The well is currently no longer economically viable, has had no sales since June of 2012, and would require re-drilling of the lateral and re-completion to return to commercial viability. There are no plans at this time to implement this program.

            On January 9, 2012, we announced plans to drill a third horizontal well at the North Oklahoma Project, NOM3H, on the same section of land as our two previously completed wells, NOM1H and NOW2H. On February 6, 2012, we announced that we had drilled a total of 1,988 feet in the horizontal well segment penetrating into the 100 plus foot thick Mississippi pay zone. The NOM3H began commercial oil and gas production on March 7, 2012. As of March 1, 2013, the well had cumulatively produced 8,571 barrels of oil, with 8,035 barrels in 2013 at an average daily rate of 26.7 barrels per day. Daily gas production is in the 85 Mcf/day range.

            On October 1, 2012 we announced the commencement of drilling of the NOS222 oil and gas well in Payne County, Oklahoma. The well is an offset to the NOS122. On October 15, 2012 we announced that the completion program was underway. It was determined, after the program was completed that the Skinner sand portion, the primary objective of the well, was the only viable commercial producer. The well is in production and the Company has been informed that the well is forecast to produce approximately seven to ten barrels per day.

            On July 18, 2011, we announced drilling plans for a total of eleven horizontal wells at the North Oklahoma Project. As of March, 2013, there are at least eight locations left to drill on the acreage in each of the Woodford Shale and Mississippi Lime that would be horizontal wells spaced on 180 acres. We previously announced a drilling schedule that involved drilling one horizontal well approximately every 90 days. However, based on estimated engineering expenses of $3,200,000 for drilling and completion, we were unable to implement that drilling schedule. Our revised drilling schedule for 2013 is between one to three wells, depending upon available capital.

            The next well planned is a direct offset to the NOM1H and is expected to cost $800,000 for our working interest share of the drilling and completion costs. The well is a Woodford Shale horizontal well and we plan to announce a drilling schedule once it is determined by the operator in April 2013.

            South Oklahoma Project - On July 20, 2011, we announced the acquisition of a forty percent (40%) working interest in the South Oklahoma Project on 3,000 acres of land in south-central Oklahoma. Our engineers have identified five key areas which, if developed on 160 acre spacing, could allow future development of 18 additional locations for horizontal Mississippi lime and Woodford Shale oil and gas wells.

            On April 2, 2012, we announced the spud of the first well on the South Oklahoma Project, designated SOM-1H. On July 10, 2012, the well began commercial production. As of March 1, 2013, the well had cumulatively produced 5,696 barrels of oil, with 4,618 barrels for the 2012 calendar year, and sales beginning in July 2012 at an average daily rate of 25.4 barrels per day. Daily gas production is in the 60 Mcf/day range.

Customers

            Our crude oil production is sold to Sunoco in Oklahoma. We receive Oklahoma spot prices for our oil and sell our oil in minimum allotments of 160 barrels.

            We have commercial sales of natural gas at our Oklahoma Project through our connection to nearby pipeline infrastructure. We sell natural gas through such pipeline to DCP Midstream, LP of Tulsa, Oklahoma and receive a premium to the NYMEX spot natural gas prices due to the higher BTU content of the gas produced.

Competition

            Competition in the oil and gas industry is intense. Producing properties and undeveloped acreage are in high demand and we compete for such properties, and the equipment and labor required to develop and operate them, against independent oil and gas companies, drilling and production purchase programs and individual producers and operators. Many industry competitors have exploration and development budgets substantially greater than ours, potentially reducing our ability to compete for desirable properties. To compete effectively, we maintain a disciplined approach to selecting property acquisition and development opportunities.

Our Strategy

            Our focus is currently in locating and assessing potential acquisition targets, including real property, oil and gas rights and oil and gas companies. We focus primarily on oil and gas properties within the U.S. and Canada including exploration, secondary recovery and development projects. Each project is evaluated by our management based on sound geology, acceptable risk levels and total capital requirements to develop. Our officers and directors travel to different locations throughout North America to evaluate potential acquisitions. Further, our management will, if capital allows, participate in a variety of different conferences throughout 2013 to increase our exposure to potential opportunities.

            Our ability to execute our strategy as outlined above is dependent on several factors including but not limited to: (i) identifying potential acquisitions of either assets or operational companies with prices, terms and conditions acceptable to us; (ii) additional financing for capital expenditures, acquisitions and working capital either in the form of equity or debt with terms and conditions that would be acceptable to us; (iii) our success in developing revenue, profitability and cash flow; (iv) the development of successful strategic alliances or partnerships; and (v) the extent and associated efforts and costs of federal, state and local regulations in each of the industries in which we currently or plan to operate in. There are no assurances that we will be successful in implementing our strategy as any negative result of one of the factors alone or in combination could have a material adverse effect on our business.

Employees

            As of March 31, 2013, we had no employees. Our President, Robert McIntosh, devotes a significant portion of his time to operating and growing our Company. We currently utilize temporary contract labor throughout the year to address business and administrative needs.

Environmental Regulation

            Oil and gas operations are subject to country-specific federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Various permits from governmental bodies are required for drilling operations to be conducted. Numerous governmental departments issue rules and regulations to implement and enforce such laws that are often complex and costly to comply with and that carry substantial administrative, civil and possibly criminal penalties for failure to comply. Under these laws and regulations, we may be liable for remediation or removal costs, damages and other costs associated with releases of hazardous materials (including oil) into the environment, and such liability may be imposed on us even if the acts that resulted in the releases were in compliance with all applicable laws at the time such acts were performed.

            The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) contains provisions requiring the remediation of releases of hazardous substances into the environment and imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons including owners and operators of contaminated sites where the release occurred and those companies who transport, dispose of, or arrange for disposal of hazardous substances released at the sites. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Third parties may also file claims for personal injury and property damage allegedly caused by the release of hazardous substances. Although we handle hazardous substances in the ordinary course of business, we are not aware of any hazardous substance contamination for which we may be liable.

            Management believes that we are in compliance in all material respects with the applicable environmental laws and regulations to which we are subject. We do not anticipate that compliance with existing environmental laws and regulations will have a material effect upon our capital expenditures, earnings or competitive position. To date, we have not been required to spend any material amount on compliance with environmental regulations. However, changes in environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities, and thus there can be no assurance that we will not incur significant environmental compliance costs in the future.

PROPERTIES

Facilities

             Our corporate headquarters are located at 250 N. Rock Rd., Suite 365, Wichita, Kansas 67206.

Reserves

            As of the end of the 2012 fiscal year, the Company has no proved reserves.

Production, Production Prices and Production Costs

Sales of oil during the 2012 fiscal year amounted to $267,109 for 2,831 barrels at an average price of $94.56 per barrel and at an average production cost per barrel of $30.22. Sales of oil during the 2011 fiscal year amounted to $298,390 for 3,834.50 barrels at an average price of $77.82 per barrel and at an average production cost per barrel of $16.50. Sales of oil during the 2010 fiscal year amounted to $92,754 for 1,446 barrels at an average price of $70.03 per barrel and at an average production cost per barrel of $10. Production costs are expected to increase as production increases. All of our oil production has occurred in the United States.

            Sales of gas during the 2012 fiscal year amounted to $41,061 for 993.5 barrels of oil equivalent (BOE), based upon a 6:1ratio of MCF gas to barrels of oil, at an average price of $41.33 per BOE and at an average production cost per BOE of $2.64. Sales of gas during the 2011 fiscal year amounted to $19,541 for 602.1 barrels of oil equivalent (BOE), based upon a 6:1 ratio of MCF gas to barrels of oil, at an average price of $32.45 per BOE and at an average production cost per BOE of $2.46. Production costs are expected to increase as production increases. Prior to the 2011 fiscal year we had not had any gas production. All of our gas production has occurred in the United States.

Past and Present Development Activities

            During the 2012 fiscal year we drilled three exploratory wells in the United States, these being the NOM-3H, SOM-1H and NOS-222 wells. All three wells were completed and put into commercial production. We did not drill any development wells during the 2012 fiscal year. As of the end of the 2012 fiscal year, no additional wells were being drilled.

            During the 2011 fiscal year we drilled five exploratory wells in the United States, of which two were net productive. The other three exploratory wells did not contain sufficient volumes to be considered commercial and two of these wells were not completed. We did not drill any development wells during the 2011 fiscal year. During the 2010 fiscal year we drilled seven exploratory wells in the United States, of which three were net productive and four did not contain sufficient volumes to warrant completion for commercial production. We did not drill any development wells during the 2010 fiscal year.

Delivery Commitments

            As of December 31, 2012, we had no delivery commitments for oil or natural gas under existing contracts or agreements.

Properties, Wells, Operations, Acreage and Current Activities

            The following table sets forth our interest in wells and acreage as of December 31, 2012.

	Number of Productive Wells (1)		Developed Acreage (4)		Undeveloped Acreage
	Gross (2)	Net (3)	Gross (2)	Net (3)	Gross (2)	Net (3)
Oil	5	1.1	840	134	3,893.5	1,276.7
Gas	0	0	0	0	0	0

(1)	A well which has both oil and gas completions is classified as an oil well.
(2)	A gross well or acre is a well or acre in which we own an interest.
(3)	A net well or acre is deemed to exist when the sum of fractional ownership interests in wells or acres equals 1.
(4)	Developed acreage is acreage assignable to productive wells.

            As of December 31, 2012, our acreage subject to leases has the minimum remaining lease terms set forth in the following table.

	Gross	Net
Property	Acreage	Acreage	Minimum Remaining Lease Terms

North Oklahoma Project-Payne County	1,847.2	464.9	1.5 Years

South Oklahoma Project-Lincoln County	2,886.55	945.8	2 years

            All of our oil and gas interests and acreage are located in, and all of our drilling and other development activities have occurred in, the United States.

LEGAL PROCEEDINGS

            From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. To the best knowledge of management, there are no material legal proceedings pending against the Company.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

            Our common stock is traded on the Over the Counter Bulletin Board under the symbol AAPH. The closing bid price for our stock as of July 30, 2013 was $0.01.

            The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Fiscal 2013	High	Low
First Quarter (March 31, 2013)	$.14	$.055
Second Quarter (June 30, 2013)	$.065	$.009
Third Quarter (through July 30, 2013)	$.0129	$.0063

Fiscal 2012	High	Low
First Quarter (March 31, 2012)	$.429	$.1812
Second Quarter (June 30, 2012)	$.29	$.18
Third Quarter (September 30, 2012)	$.205	$.136
Fourth Quarter (December 31, 2012)	$.18	$.06

Fiscal 2011	High	Low
First Quarter (March 31, 2011)	$.40	$.24
Second Quarter (June 30, 2011)	$.70	$.29
Third Quarter (September 30, 2011)	$.62	$.21
Fourth Quarter (December 31, 2011)	$.33	$.19

Stockholders

            As of July 8, 2013, there were 62,215,597 shares of common stock issued and outstanding held by 73 stockholders of record (not including street name holders).

Dividends

            We have not paid dividends to date and do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the period for the fiscal years ended December 31, 2012 and 2011 and for the three months ended March 31, 2013, should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement on Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

            The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Report. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Background

            We are an oil and natural gas exploration and production (E&P) company with current projects in Payne and Lincoln Counties in Oklahoma. As of July 8, 2013, we have six producing wells in Oklahoma. We also have ownership of 1,410.7 net acres and rights for the exploration and production of oil and gas on an aggregate of approximately 4,733.8 gross acres in that state. This includes our core assets with rights to explore on 1,847 gross acres in Oklahoma in the North Oklahoma Mississippi Project and in 2,886 gross acres in south-central Oklahoma (the “South Oklahoma Project”). In 2012, we had oil sales from seven wells at an average cumulative daily rate of 13.1 barrels per day.

            Typically, our interest in a well arises from a contract with another entity pursuant to which we provide financial support for certain costs incurred in the exploration and development of a project, which may include land costs, seismic or other exploration, and test drilling. In exchange, we typically receive an interest in the proceeds from the project’s production.

            Our six producing wells in Oklahoma arise out of our 2010 operating agreement with Bay Petroleum Corp. (“Bay”). One of these wells began production in mid-2010, an additional two wells, including one horizontal well, began production in 2011, and an additional three wells, including two horizontal wells, began production in 2012. Collectively, daily production from the Oklahoma wells averaged 13.1 barrels per day in 2012.

2012 Highlights

Exploration and Development

            In 2012 we drilled three wells in Oklahoma, all of which are commercially producing. The NOM3H, a horizontal well which is part of our Northern Oklahoma Project in Payne County, began commercial oil and gas production on March 7, 2012, As of March 1, 2013, the well had cumulatively produced 8,571 barrels of oil, 8,035 barrels in 2013 at an average daily rate of 26.7 barrels per day. Daily gas production is in the 85 Mcf/day range.

            On July 10, 2012, SOM-1H, a horizontal well which is our first well on the South Oklahoma Project in Lincoln County, began commercial production. As of March 1, 2013, the well had cumulatively produced 5,696 barrels of oil, and 4,618 barrels for the 2012 period, with sales beginning in July at an average daily rate of 25.4 barrels per day. Daily gas production is in the 60 Mcf/day range.

            NOS-222, a vertical oil and gas well in Payne County, Oklahoma, which is an offset to our NOS122 well, began commercial production on March 23, 2013 after a lengthy testing, frack and pumping process to evaluate several prospective pay zones. NOS-222 is currently producing and is now expected to stabilize at a rate between 7 and 10 barrels per day. No gas production is associated with this well.

Drilling and Completion Expenditures

            During the 2012 fiscal year, we invested $355,242 in drilling and completion of new wells.

Production

            Our total 2012 fiscal year production was net 3,613 barrels of oil and 1,962 BOE or 11,777 MCF of natural gas, based upon a 6:1 ratio of MCF gas to barrels of oil. Average daily production for the 2012 fiscal year averaged 9.9 barrels of oil, a decrease of 5.8% from the 2011 fiscal year daily production of 10.5 barrels. Average daily gas production for the 2012 fiscal year averaged 5.37 BOE, or 32.3 MCF, an increase of 69.5% from the 2011 fiscal year daily production of 1.64 BOE. Our current production combined oil and gas equals 15.3 BOE.

Leaseholds

            On February 23, 2012, due to an increase in costs of water haulage for disposal that was affecting the net revenue and a desire to focus on the planned wells and development of our Oklahoma leases, we sold 75% of our 25% working interest in the 750-acre Poston Prospect #1 Lutters oilfield in Southwest Trego County, Kansas for $65,000, and on September 30, 2012, our remaining working interest was sold for $4,500. The Poston Prospect encompassed the #1 Lutters Well and #3 Lutters Well.

2013 Outlook

            Our 2013 operating plans are entirely focused on development of the Mississippi Lime and the Woodford Shale on our Oklahoma leases. Subject to available capital, our goal is to drill a total of three new horizontal wells in 2013 the first of which, in the Mississippi Lime is planned for September and we would hope to begin on the next two in wells in the Woodford Shale in Q4 2013. The drilling and completion of these wells are estimated to cost between $2.7 and $3.2 million and based upon our working interest in the leases the Company would need to fund up to $800,000 per well. The Company may offset the working interest risk taking a lower percentage, or negotiate a carried working interest scenario in order to participate.

            Our future operations will require substantial capital expenditures which will exceed our current revenues. Therefore, we are dependent upon the identification and successful completion of additional long-term or permanent equity financings, the support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful, which would in turn significantly affect our ability to meet our business objectives. If we are not successful we will likely be required to reduce operations or liquidate assets. We will continue to evaluate our projected expenditures relative to our available cash and to seek additional means of financing in order to satisfy our acquisition, working capital and other cash requirements.

            We continue to operate with very limited administrative support, and our current officers and directors continue to be responsible for many duties to preserve our working capital. We expect no significant changes in the number of employees over the next 12 months.

Critical Accounting Policies

            The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of our Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

            The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We believe certain critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements. A description of our critical accounting policies is set forth in our Annual Report on Form 10-K for the year ended December 31, 2008. As of, and for the year ended December 31, 2012 and the three months ended March 31, 2013, there have been no material changes or updates to our critical accounting policies.

Results of Operations

            The discussion and financial statements contained herein are for our fiscal year ended December 31, 2012 and December 31, 2011. The following discussion regarding our financial statements should be read in conjunction with our financial statements included herewith.

Financial Condition as of March 31, 2013

            We reported total current assets of $28,580 at March 31, 2013, consisting of cash of $9,743 and accounts receivable of $18,837. Total current liabilities reported of $751,965 included accounts payable of $581,808, note payable and accrued interest of $113,561. The Company had a working capital deficit of $723,385 at March 31, 2013.

            Stockholders’ Equity increased from $12,242 at December 31, 2012 to $107,336 at March 31, 2013. This increase is due primarily to conversion of debt to stock and additional financing costs.

Cash and Cash Equivalents

            As of March 31, 2013, we had cash of $9,743. We anticipate that a substantial amount of cash will be used as working capital and to execute our strategy and business plan. As such, we further anticipate that we will have to raise additional capital through debt or equity financings to fund our operations during the next 6 to 12 months.

Comparison of three month periods ended March 31, 2013 and March 31, 2012

            For the three month periods ended March 31, 2013 and March 31, 2012, we incurred a comprehensive loss of $279,200 and $896,187, respectively. The decrease was largely attributed to decreases from March 31, 2012 to March 31, 2013 in executive compensation from $285,000 to $51,000, and impairment expenses from $256,737 to $0. General and administration expenses for the three month period ended March 31, 2013 amounted to $122,250 compared to $105,791 in the same period of 2012.

Results of Operations for the Fiscal Year Ended December 31, 2012

            For the fiscal year ended December 31, 2012, we incurred a net loss of $3,303,136.

            General and administration expenses for the fiscal year end December 31, 2012, amounted to $575,783 compared to $635,091 in 2011. Executive compensation for the 2012 fiscal year end was $481,000 compared to $602,000 in 2011.

Results of Operations for the Fiscal Year Ended December 31, 2011

            For the fiscal year ended December 31, 2011, we incurred a net loss of $2,734,079.

            General and administration expenses for the fiscal year end December 31, 2011, amounted to $635,091 compared to $416,864 in 2010. Executive compensation for the 2011 fiscal year end was $602,000 compared to $430,000 in 2010.

Liquidity and Capital Resources

            As of March 31, 2013, we had cash of $9,743, and working capital deficiency of $723,385. During the year ended December 31, 2012 and the three months ended March 31, 2013, we funded our operations from the proceeds of private convertible note issuances and producing well revenues. We are currently seeking further financing and we believe that will provide sufficient working capital to fund our operations for at least the next six months. Changes in our operating plans, increased expenses, acquisitions, or other events, may cause us to seek additional equity or debt financing in the future.

            For the three months ended March 31, 2013, we used net cash of $147,473in operations compared to net cash used in operating activities of $90, 148 for the three months ended March 31, 2012. Net cash used in operating activities reflected a decrease in net loss of $625,101, a decrease in impairment expense of $256,737 and a decrease in shares issued for compensation of $189,000.

            For the year ended December 31, 2012, we used net cash of $427,851in operations. Net cash used in operating activities reflected an increase of stocks and warrants issued for financing of $1,424,394, an increase of $322,731 for forgiveness of debt both from fiscal year ended December 31, 2012 and a decrease in the change in accrued interest from $583,803 for the fiscal year ended December 31, 2011 to $183,521for the fiscal year ended December 31, 2012 and an increase in impairment expenses from $173,879 for the year ended December 31, 2011 to $565,737 for the fiscal year ended December 31, 2012.

            On June 24, 2013, we announced that we had entered into a common stock purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (“Hanover”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein including volume based share and price limitations, Hanover is committed to purchase up to $5,000,000 (the “Total Commitment”) worth of our common stock, $0.001 par value (the “Shares”), over the 24-month term of the Purchase Agreement, beginning on the trading day following the date on which a registration statement covering the resale of the Shares by Hanover is declared effective. The per share purchase price for the shares shall be equal to 90.0% of the arithmetic average of the three lowest volume weighted average prices for our common stock during the applicable pricing period that equal or exceed the applicable Floor Price. In connection with the execution of the Purchase Agreement, we agreed to file an initial registration statement with the Commission to register an agreed upon number of Shares, which shall not exceed 1/3 of the number of shares of our common stock held by non-affiliates of the Company, on or prior to April 30, 2013.

            We paid to Hanover a commitment fee for entering into the March Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the March Purchase Agreement) in the form of 1,764,706 restricted shares of our common stock, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013.

            On July 9, 2012, we announced that we entered into a three-year credit facility with ASYM Energy Partners LLC and its affiliates (“ASYM”), a private investment firm focused on the energy industry. The credit facility is secured by all of our assets. At this time $490,000 has been advanced under the ASYM credit facility. We do not expect to receive additional funds from the ASYM facility at this time as we do not qualify under the agreement covenants.

            Subsequent to the year ended December 31, 2012, the Company and ASYM agreed to modify the terms of the agreement with ASYM whereby eliminating the variable exercise price of each warrant grant due pursuant to the agreement to a fixed exercise price of $0.01 applicable to both past and future warrant grants.

            In addition, during the year ended December 31, 2012, we raised $727,200 from promissory notes. We also received $308,770 in revenue during the year ended December 31, 2012 from our producing wells. During the three months ended March 31, 2013, we raised $126,500 from promissory notes. We also recorded $44,239 in revenue during the three months ended March 31, 2013 from our producing wells.

            Our current cash requirements are significant due to planned exploration and development of current projects. We anticipate drilling one to three wells in Oklahoma in 2013 which is estimated to cost between $800,000 and $2,400,000. Additionally, we have an aggregate of $189,200 in outstanding short term borrowings. We will need to secure additional debt or equity financing to pay such obligations as they become due. Accordingly, we expect to continue to use debt and equity financing to fund operations for the next twelve months, as we look to expand our asset base and fund exploration and development of our properties.

            Our management believes that we will be able to generate sufficient revenue or raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet our short-term and long-term obligations. In order to execute on our business strategy, we will require additional working capital, commensurate with the operational needs of our planned drilling projects and obligations. Such working capital will most likely be obtained through equity or debt financings until such time as acquired operations are integrated and producing revenue in excess of operating expenses. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed.

Off-Balance Sheet Arrangements

            There are no off-balance sheet arrangements.

DIRECTORS AND EXECUTIVE OFFICERS

            The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Person	Age	Position

Robert McIntosh	52	Director; President, Chief Executive Officer and Chief Financial Officer

            Robert McIntosh. On June 2, 2010, Mr. McIntosh became our President and Chief Executive Officer and in July 2012 he also became our Chief Financial Officer. Prior to that, Mr. McIntosh had been our Chief Operating Officer and a Director on our Board since March 2009. Prior to joining our company, Mr. McIntosh served as President of Silver Star Energy, Inc. from September 2003 to May 2008 and as President of Bancroft Uranium, Inc. from July 2008 to December 2008. Mr. McIntosh has been a businessman and consulting geologist for the past 25 years. He is experienced both as a resource exploration geoscientist alongside noteworthy strengths in all facets of corporate development. Since 1983 his career has taken him across the Americas and abroad where he has been instrumental in the design, implementation, execution and management of programs in the oil, gas, precious and base metals segments of the resource sector. His skills encompass virtually every aspect of oil & gas exploration, well completion and production techniques alongside a diverse experience in project acquisition, negotiations, contracts, and project divestitures within the petroleum industry. He has developed significant expertise and industry contacts in his various roles across the publicly traded market sector as well as with private junior E&P companies. Mr. McIntosh has successfully assisted his clients and stakeholders in the U.S.A. and Canada on projects that ultimately became producing properties where he has contributed in full field exploitation programs with additional traditional and secondary forms of drilling and completions, along with ongoing well site supervision aimed at fully optimizing the overall asset. Mr. McIntosh’s business experience, and his 25 year career as a consulting geologist, gives him unique insights into our challenges, opportunities, and operations.

            Except as set forth above, no officer or director has been involved in any material legal proceeding.

            There are no arrangements, understandings, or family relationships pursuant to which our executive officers were selected.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board, absent an employment agreement.

EXECUTIVE COMPENSATION

Summary Compensation

            The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and principal financial officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal periods ended December 31, 2011 and December 31, 2012. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non Equity Incentive Plan Compensation ($) (g)	Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
John J. Lennon,	2012	$12,000	$-0-	$52,500	$-0-	$-0-	$-0-	$-0-	$64,500
Former Chairman of the Board, Chief
Financial Officer	2011	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Robert McIntosh	2012	$184,500	$-0-	$84,000	$-0-	$-0-	$-0-	$-0-	$268,500
Director, President and Chief Executive
Officer	2011	$180,000	$-0-	$204,000	$-0-	$-0-	$-0-	$0-	$384,000

Dan Holladay	2012	$92,500	$-0-	$52,500	$-0-	$-0-	$-0-	$-0-	$145,000
Former Director, Vice President
Operations	2011	$116,000	$-0-	$102,000	$-0-	$-0-	$-0-	$-0-	$218,000

Pursuant to the business consultant agreement with Mr. McIntosh, dated March 15, 2009, it was agreed that Mr. McIntosh would provide us with corporate management consulting services for a monthly fee of $15,000. The initial term of the agreement is twelve months with automatic renewals on a month-by-month basis thereafter. Mr. McIntosh received a total of $384,000 in compensation for the fiscal year ended December 31, 2011, of this, $204,000 was stock issued for services rendered. Mr. McIntosh received a total of $268,500 in compensation for the fiscal year ended December 31, 2012, of this, $84,000 was stock issued for services rendered.

            In January 2012, the Company verbally agreed to pay Mr. Lennon a salary of $3,000 per month and grant him 100,000 shares of our Common Stock. Mr. Lennon resigned as an officer and director of the Company effective July 17, 2012.

            Mr. Holladay became a Director in June 2009. On September 1, 2011, Mr. Holladay became our Vice President Operations, and his responsibilities were increased to include supervision of all field operations. He entered into a verbal agreement, effective September 1, 2011, whereby his monthly compensation was increased to $15,000 per month. Mr. Holladay resigned as an officer and director of the Company effective October 21, 2012.

Director Compensation

            Our board of directors are reimbursed for actual expenses incurred in attending Board meetings. There are no other compensation arrangements with directors, and the directors did not receive any other compensation in the fiscal year ending December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of July 8, 2013, the number and percentage of outstanding shares of our common stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within sixty days of July 8, 2013. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

		Amount and Nature
		of Beneficial	Percentage of
Name and Address		Ownership of	Common Stock
of Beneficial Owner	Title of Class	Common Stock(1)	Outstanding(1)

John J. Lennon 104 Swallow Hill Drive Barnstable, Massachusetts	Common	0 (2)	0.00%

Robert B. McIntosh 17470 N Pacesetter ‘Way Scottsdale, AZ 85255	Common	900,000	1.45%

Dan Holladay 5813 E 17 Wichita, KS 67208	Common	150,000 (3)	0.24%

All Executive Officers and Directors as a Group (4 persons)	Common	1,050,000	1.69%

(1)

Consists of the aggregate total of shares of common stock held by the named individual directly. Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books showing 62,215,597 shares of common stock outstanding as of July 8, 2013. We are informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing “beneficial ownership” and the percentage of outstanding common stock held by each person or group of persons named above as of July 8, 2013, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Mr. Lennon resigned as an officer and director of the Company effective July 17, 2012.

(3)	Mr. Holladay resigned as an officer and director of the Company effective October 21, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Related Party Transactions

            On March 15, 2009 we entered into a business consultant agreement with Robert McIntosh, our President, Chief Executive Officer and director, whereby it was agreed that Mr. McIntosh will provide us with corporate management consulting services for a monthly fee of $15,000. The term of the agreement is twelve months and is subject to termination upon 30 days prior written notice by either party. Upon expiration of the initial twelve month term, this agreement has continued upon a month-by-month basis until further notice.

            On September 1, 2011, the Company agreed to name Dan Holladay, a director of the Company, to the position of Vice President Operations. Mr. Holladay entered into a verbal agreement with the Company, effective September 1, 2011, whereby his monthly compensation was increased to $15,000 per month. Mr. Holladay resigned as an officer and director of the Company effective October 21, 2012.

            In January 2012, the Company verbally agreed to pay John J. Lennon a salary of $3,000 per month and grant him 100,000 shares of our Common Stock, for his service as Chief Financial Officer of the Company. Mr. Lennon resigned as an officer and director of the Company effective July 17, 2012.

            On January 24, 2012, the Company issued 400,000 shares of the Company’s Common Stock to Robert McIntosh, 250,000 to John J. Lennon and 250,000 to Dan Holladay in lieu of executive compensation.

Review, Approval or Ratification of Transactions with Related Persons

            Although we adopted a Code of Ethical Conduct on July 20, 2009, we still rely on our board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. For the above transaction, the board approved and ratified the transaction, finding it in the best interest of the Company.

Director Independence

            During fiscal 2012, we had one independent director on our board, Lonnie McDade. Mr. McDade resigned from the board following the 2012 fiscal year, on February 27, 2013. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., The NASDAQ National Market, and the Securities and Exchange Commission.

            Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. In addition, the registrant’s Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

FINANCIAL STATEMENTS

Our interim financial statements as of and for the three months ended March 31, 2013, and audited financial statements as of and for the fiscal year ended December 31, 2012 are included herewith.

To the Board of Directors and Stockholders
American Petro-Hunter, Inc.
Wichita, Kansas

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of American Petro-Hunter, Inc. as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. American Petro-Hunter, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit of the financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Petro-Hunter, Inc. as of December 31, 2012 and 2011 and the results of its operations, stockholders’ equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weaver Martin & Samyn, LLC
Kansas City, Missouri
April 15, 2013

American Petro-Hunter, Inc.
Balance Sheets

	December 31,	December 31,
	2012	2011
Assets

Current assets:
Cash	$16,216	$2,609
Accounts receivable	13,735	46,417
Prepaid expenses	-	79,464
Total current assets	29,951	128,490

Investments in mineral properties, net of accumulated amortization of $132,499 and $135,987, respectively	1,582,324	1,965,577
Capitalized financing costs, net of amortization of $6,737 and $0, respectively	41,263	-

Total assets	$1,653,538	$2,094,067

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable and other liabilities	$567,629	$565,552
Short term note from officer	39,200	-
Note payable and accrued interest	-	202,484
Convertible debenture, net of discount of $0 and $212,070	-	2,164,205
Convertible debenture	-	633,306
Accrued interest on convertible debenture	41,073	456,638
RoyaltyRoyalty interestinterest payablepayable	-	113,164
Derivative liability	559	-
Loan guarantee	-	94,860
Total current liabilities	648,461	4,230,209

Long term liabilities:
Note payable, net of discount of $178,471 and $0	359,529	-
Convertible debenture	633,306	-
Total long term liabilities	992,835	-
Total liabilities	1,641,296	4,230,209

Stockholders' equity (deficit):
Common stock, $0.001 par value, 200,000,000 shares authorized, 47,620,406 and 32,867,028 shares issued and outstanding as December 31, 2012 and 2011, respectively	47,621	32,867
Common stock to be issued; 6,423,708 and 0 shares as of December 31, 2012 and 2011	6,424	-
Additional paid-in capital	13,731,097	8,313,575
Accumulated comprehensive gain (loss)	4,706	(8,114)
Accumulated deficit	(13,777,606)	(10,474,470)
Total stockholders' equity (deficit)	12,242	(2,136,142)

Total liabilities and stockholders' equity (deficit)	$1,653,538	$2,094,067

The accompanying notes are an integral part of these financial statements

American Petro-Hunter, Inc.
Statements of Operations

	For the year ended
	December 31,
	2012	2011

Revenue	$308,770	$317,931

Cost of Goods Sold
Production and amortization	193,674	228,863

Gross profit	115,096	89,068

General and administrative	575,783	635,091
Executive compensation	481,000	602,000
Impairment expense	565,737	173,879
Total expenses	1,622,520	1,410,970

Net loss before other income (expense)	(1,507,424)	(1,321,902)

Other income (expense):
Gain (loss) on sale of mineral properties	2,621	-
Gain on forgiveness of debt	322,731	-
Gain (loss) on derivative instruments	(5,265)	-
Interest expense	(2,115,799)	(1,412,177)
Total other income (expense)	(1,795,712)	(1,412,177)

Net loss before income taxes	(3,303,136)	(2,734,079)

Provision for income taxes	-	-

Net loss	(3,303,136)	(2,734,079)

Other comprehensive income (expense)	8,114	-

Comprehensive loss	$(3,295,022)	$(2,734,079)

Weighted average common shares
outstanding - basic and fully diluted	44,476,603	28,221,310

Net loss per common share
basic and fully diluted	$(0.07)	$(0.10)

The accompanying notes are an integral part of these financial statements

American Petro-Hunter, Inc.
Statement of Stockholder's Equity (Deficit)

							Total
	Common Stock		Additional	Stock		Accumulated	Stockholder's
			Paid-in	owed but	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	not issued	Deficit	(Loss)	(deficit)

Balance at December 31, 2010	27,060,561	27,061	6,348,559	543	(7,740,391)	(8,114)	(1,372,342)

Shares issued that were owed	542,856	543	-	(543)	-	-	-
Shares issued for compensation	600,000	600	305,400	-	-	-	306,000
Shares issued for services	100,000	100	50,900	-	-	-	51,000
Shares issued for cash	200,000	200	49,800	-	-	-	50,000
Convertible debenture converted to stock	4,363,611	4,363	1,086,539	-	-	-	1,090,902
Beneficial conversion feature issued on convertible debenture	-	-	472,377	-	-	-	472,377
Net loss	-	-	-	-	(2,734,079)	-	(2,734,079)

Balance at December 31, 2011	32,867,028	32,867	8,313,575	-	(10,474,470)	(8,114)	(2,136,142)

Shares issued for compensation	900,000	900	188,100	-	-	-	189,000
Shares issued in exchange for accts pay.	350,000	350	238,702	417	-	-	239,469
Convertible debenture converted to stock	12,652,869	12,653	3,150,565	-	-	-	3,163,218
Shares issued in exchange for notes pay.	850,509	851	211,777	-	-	-	212,628
Derivative instruments for purchase agreement	-	-	1,628,378	6,007	-	4,706	1,639,091
Net Loss	-	-	-	-	(3,303,136)	8,114	(3,295,022)

Balance at December 31, 2012	47,620,406	47,621	13,731,097	6,424	(13,777,606)	4,706	12,242

The accompanying notes are an integral part of these financial statements

American Petro-Hunter, Inc.
Statement of Cash Flows

	For the year ended
	December 31,
	2012	2011
Cash flows from operating activities
Net (loss)	$(3,303,136)	$(2,734,079)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Shares issued for compensation	189,000	306,000
Shares issued for services	-	51,000
Amortization of discount	243,590	646,760
Impairment expense	565,737	173,879
Amortization of mineral properties	105,880	119,415
Amortization of prepaid financing costs	6,737	-
Recognized (gain) loss on fair value of derivative liability	5,265	-
Stock and warrants issued for financing	1,424,394	-
Gain on forgiveness of debt	(322,731)	-
Gain on sale of mineral properties	(2,621)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	32,682	(30,797)
(Increase) decrease in prepaid expenses	48,518	(71,091)
Increase (decrease) in accounts payable and accrued liabilities	395,313	427,326
Increase (decrease) in accrued interest	183,521	583,803
Net cash used by operating activities	(427,851)	(527,784)

Cash flows from investing activities
Proceeds from sale of mineral properties	69,500	-
Acquisition of mineral properties	(355,242)	(1,374,730)
Net cash used by investing activities	(285,742)	(1,374,730)

Cash flows from financing activities
Proceeds from sale of common stock	-	50,000
Short-term note from officer	39,200	-
Proceeds from note payable	490,000	150,980
Proceeds from convertible debenture	198,000	1,700,918
Net cash provided by financing activities	727,200	1,901,898

Net increase (decrease) in cash	13,607	(616)
Cash - beginning	2,609	3,225
Cash - ending	$16,216	$2,609

Supplemental disclosures:
Interest paid	$117,391	$136,500
Income taxes paid	$-	$-

Non-cash transactions:
Shares issued for compensation	$189,000	$306,000
Shares issued for services	$-	$51,000
Accounts payable converted to stock	$239,469	$-
Note payable and accrued interest converted to stock	$3,375,846	$1,090,902

The accompanying notes are an integral part of these financial statements

American Petro-Hunter Inc.
Notes to Financial Statements
December 31, 2012

1.	Nature and Continuance of Operations

American Petro-Hunter Inc. (the “Company”) was incorporated in the State of Nevada on January 24, 1996 as Wolf Exploration Inc. On March 17, 1997, Wolf Exploration Inc. changed its name to Wolf Industries Inc.; on November 21, 2000, they changed its name to Travelport Systems Inc., and on August 17, 2001, changed its name to American Petro-Hunter Inc.

The Company is evaluating the acquisition of certain natural resource projects with the intent of developing such projects. The Company focus is currently in locating and assessing potential acquisition targets, including real property, oil and gas companies.

Going Concern

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has limited assets and requires additional funds to maintain its operations. Management’s plan in this regard is to raise equity financing as required. There can be no assurance that sufficient funding will be obtained. The foregoing matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of these financial statements.

Income taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-5”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. See footnote 8 for further details.

Revenue Recognition

It is our policy that revenues will be recognized in accordance with ASC subtopic 605-10. Under ASC 605-10, product revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable and collectability is reasonably assured.

Use of estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company maintains cash balances in interest and non-interest bearing accounts. For the purpose of these financial statements, all highly liquid cash and investments with a maturity of three months or less are considered to be cash equivalents.

Net loss per share

In accordance with ASC subtopic 260-10, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the years ended December 31, 2012 and 2011, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the stock warrants and convertible debt on the Company’s net loss.

Financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values because of their relatively short-term maturities. See Note 5 for further details.

Fair Value of Financial Instruments

The Company has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Company's financial instruments consist of cash, accounts receivable, accounts payable, and notes payable. The carrying amounts of the Company's financial instruments approximate their fair values as of December 31, 2012 and 2011, due to their short-term nature. See Note 5 for further details.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Oil and Gas Properties

We follow the successful efforts method of accounting for oil and gas exploration and production activities. All costs for development wells, related plant and equipment, proved mineral interests in oil and gas properties are capitalized. Costs of exploratory wells are capitalized pending determination of whether the wells found proved reserves. Cost of wells that are assigned proved reserves remain capitalized. All other exploratory wells and costs are expensed.

Depreciation, depletion and amortization of all capitalized costs of proved oil and gas producing properties are expensed using the straight-line method over the estimated life of each well. Period valuation provisions for impairment of capitalized costs of unproved mineral interests are expensed. The costs of unproved properties are excluded from amortization until the properties are proved.

Unproved properties are assessed periodically individually when drilling and flow testing results indicate whether there is an economic resource or not. All capitalized costs associated with properties that have been determined to be a “dry-hole” or “uneconomic” are impaired when that determination is made. Proved properties are assessed periodically for impairment on an individual basis. Events that can trigger the test for possible impairment include significant decreases in the market value of a property, significant change in the extent or manner of use or change in property and the expectation that a property will be sold or otherwise disposed of significantly sooner than the previously estimated useful life. The assessment is done by comparing each property’s carrying value to their associated estimated undiscounted future net cash flows. Impaired properties are written down to their estimated fair values. The resulting impairment would be expensed to operations as impairment expense in the period in which it was determined that the impairment was indicated and calculated.

3.	Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements

4.	Investments in Mineral Properties

During the year ended December 31, 2012, the Company invested a total of $355,242 in four mineral properties and exchanged a Poston Prospect well with a book value of $41,000 plus cash in the amount of $6,500 for partial payment on a well located in the Oklahoma prospect. Management reviewed the carrying amount of the Company’s investments in its oil and gas properties as of the balance sheet date and recognized an impairment expense in the amount of $565,737. As of December 31, 2012 and 2011, the estimated fair value of mineral properties totaled $1,582,324 and $1,965,577, net of accumulated amortization of $132,499 and $135,987, respectively. As of December 31, 2011, the Company has total capitalized costs of mineral properties (gross) of $2,101,564; $1,365,714 in proved properties and $735,850 in unproved properties. As of December 31, 2012, the Company has total capitalized costs of mineral properties (gross) of $1,714,822; $1,103,205 in proved properties and $611,617 in unproved properties. Capitalized costs of proved properties are amortized using the straight-line method over the estimated useful life of each well. Unproved properties are excluded from amortization. Amortization expense for the years ended December 31, 2012 and 2011 was $105,880 and $119,415, respectively. A summary of investments follows:

S&W Oil & Gas, LLC - Poston Prospect

On May 4, 2009, the Company entered into an Agreement with S&W Oil & Gas, LLC (“S&W”) to participate in the drilling for oil in the Poston Prospect #1 Lutters in Southwest Trego County, Kansas (the “Poston Prospect”). Pursuant to the agreement, the Company paid $64,500 in exchange for a 25% working interest in the 81.5% net revenue interest in the Poston Prospect. Subsequent to acquiring the working interest, the Company paid $138,615 in capitalized development costs necessary for completion of the initial well and the drilling and completion of a second well in the Poston Prospect. In 2011, the Company recognized an impairment of the investment in the amount of $93,879. Amortization attributable to the Poston Prospect totaled $3,215 and $22,468 for the years ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, the Company sold its interest in the Poston Prospect for cash in the amount of $69,500, resulting in a gain of $2,621. This well contributed approximately 5% of the Company’s 2012 revenue.

Oklahoma prospects

During 2010 and 2011, the Company acquired various working interest percentages ranging from 5% to 50%, from Bay Petroleum for mineral properties located in Oklahoma in exchange for cash totaling $1,992,330. During the year ended December 31, 2011, one well was determined to be a “dry hole” and its full $80,000 carrying value was impaired. During the year ended December 31, 2012, the Company acquired additional working interests in the Oklahoma prospects for cash in the amount of $355,242 and property valued at $41,000. As of December 31, 2012 and 2011, amortization expense was $102,665 and $96,847, respectively, relating to these wells. During the year ended December 31, 2012, two of the wells were determined to be uneconomic and $565,737 of impairment was taken to reduce the properties to their fair value. These wells contributed approximately 95% of the Company’s 2012 revenue.

5.	Fair Value Measurements

The Company adopted ASC Topic 820-10 at the beginning of 2009 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Company’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of:

		Level 1	Level 2	Level 3	Total
December 31, 2012:
Investments in mineral properties	$	- $	-	$1,582,324	$1,582,324
Accounts receivable		-	13,735	-	13,735
Accounts payable and other liab.		-	(608,702)	-	(608,702)
Derivative liability		-	(559)	-	(559)
Notes and convertible notes payable		-	(1,032,035)	-	(1,032,035)

December 31, 2011:
Investments in mineral properties	$	- $	-	$1,965,577	$1,965,577
Accounts receivable		-	46,417	-	46,417
Accounts payable and other liab.		-	(1,230,214)	-	(1,230,214)
Notes and convertible notes payable		-	(2,999,995)	-	(2,999,995)

6.	Debt and Debt Guarantee

Advances Payable – Related Party

During the year ended December 31, 2012, the Company issued a promissory note in the amount of $39,200 for cash advances received from an officer of the Company. The note is non-interest bearing, unsecured and due on demand. As of December 31, 2012, no payments have been made to the officer.

Notes Payable

On October 18, 2006, the Company issued a promissory note in the amount of $25,000. The note bears interest at a rate of 12% per annum, is unsecured and matured on May 18, 2007. On March 26, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $21,819 into 187,277 shares of the Company’s common stock at a conversion rate of $0.25 per share.

In August 2011, the Company issued a promissory note in the amount of $71,000. The note bears interest at a rate of 24% per annum, is unsecured and due on demand. On April 30, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $12,140 into 332,561 shares of the Company’s common stock at a conversion rate of $0.25 per share.

In December, 2011, the Company issued a promissory note in the amount of $79,980 to Centennial Petroleum Partners LLC (“CPP”). The note bears interest at a rate of 6% per annum, is unsecured and due on demand. On April 30, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $2,688 into 330,671 shares of the Company’s common stock at a conversion rate of $0.25 per share.

In 2011, CPP was assigned the 6% royalty interest originally granted to Maxum Overseas Fund. The royalty interest was valued at $113,164 utilizing the present value of estimated future payments due over the remaining life of the wells. The liability was recorded with corresponding prepaid financing costs to be amortized over the remaining term of the debt. For the years ended December 31, 2012 and 2011, $42,436 and $35,364, respectively, was amortized into interest expense in relation to this prepaid. During the year ended December 31, 2012, in connection with the royalty termination agreement discussed below, the Company has recorded a gain of $77,800 on the forgiveness of future royalty payments of $108,746 net of the unamortized financing costs of $30,946.

On July 3, 2012 in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, CPP agreed to enter into a royalty termination agreement, resulting in the elimination of their 6% royalty interest in exchange for anti-dilution protection with respect to the shares issued in the conversion of their note payable at a conversion rate of $0.25. The anti-dilution protection provides that in the event the Company issues warrants to a third party with an exercise price less than the conversion rate of $0.25, the Company will issue additional shares for the previous conversions equal to the difference between the number of shares calculated utilizing the variable ASYM warrant exercise price less the number of shares previously issued subject to a ceiling of 4.99% of the total outstanding shares of the Company. On July 3, 2012, the Company estimated the potential future number of anti-dilution share issuances required pursuant to the agreements to be 2,385,311 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $333,943 representing the fair value of the potential anti-dilution shares on that date. As of December 31, 2012, the Company has authorized the issuance of 3,003,104 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $406,615, the fair value of the shares on the date of grant. As of December 31, 2012, CPP there were an additional 4,633 additional anti-dilution shares potentially issuable to meet the beneficial ownership ceiling as a result; the Company recorded a decrease in derivative liability of $333,664 and a corresponding change in comprehensive gain (loss).

Convertible Debentures - 2009
In August and September of 2009, the issued two Secured Convertible Promissory Notes in the amount of $500,000 each to an investor for total proceeds of $1,000,000. The notes bear interest at a rate of 18% per annum, are secured by the assets of the Company, and matured on August 13 and September 15, 2010, respectively. In accordance with the agreement, the Company is required to make monthly interest payments until the principal balances are paid in full. Additionally, the Company issued warrants to purchase up to 2,857,142 shares of the Company’s common stock at an exercise price of $0.50. The warrants expired in 2011 and were unexercised. In March 2010, the holder elected to convert $350,000 of the notes into 1,000,000 shares of the Company’s common stock at a conversion rate of $0.35 per share. In December 2010 and August 2011, the debentures were subsequently amended whereby extending the original maturity date to August 13 and September 15, 2012 and reducing the conversion rate from the lower of $0.35 or a 25% discount to the five day average trading price to the lower of $0.25 or a 25% discount to the five day average.

On July 3, 2012, in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, the Company entered into a third amendment whereby the holder agreed to terminate his security interest in the assets of the Company, reduce the interest rate from 18% to 10% per annum upon receipt of the initial financing tranche of $1,000,000 and to revise the repayment terms, whereby the entire unpaid principle together with accrued interest will be payable in two equal installments upon successful financing obtained by the Company, but in no event later than December 31, 2014.

The principal balance of the notes totaled $633,306 at each of the years ended December 31, 2012 and 2011.

Convertible Debentures - 2010
In 2010, the company entered into a Convertible Line of Credit Agreement with Maxum Overseas Fund (“Maxum”) in the amount of $1,500,000 and received an initial advance in the amount of $1,462,774. The line of credit bears interest at a rate of 24% per annum, is convertible at $0.90, and was secured by certain assets of the Company and due in full on May 17, 2011. In November of 2010, the Company amended the line of credit agreement to reduce the conversion price to $0.25 per share. In May and July of 2011, the Company entered into a third and fourth amendment to the line of credit whereby increasing the line of credit to $2,000,000 in exchange for a 3% royalty interest in production revenue generated by the Company. The Company was advances additional proceeds of $1,700,918. In August 2011, the agreement was further amended to extend the maturity date to November 17, 2012 and increase the line to $3,000,000 in exchange for an additional 3% royalty interest. The royalty interest was subsequently assigned by Maxum to Centennial Petroleum Partners, LLC (“CPP”). See CPP information above for further details on the royalty interest and its termination in 2012.

In December 2011, the holder elected to convert $1,090,902 of the balance owed into 4,363,611 shares of the Company’s common stock at a conversion rate of $0.25 per share. In the first quarter of 2012, the Company was advanced an additional $198,000 against the line of credit and In March and April of 2012; the holder elected to convert the entire unpaid principle balance and accrued interest in the amount of $3,163,218 into 12,652,869 shares of the Company’s common stock at a conversion rate of $0.25. Additionally, in 2012, Maxum agreed to forgive the finders’ fee and the Company recorded debt forgiveness of $158,185.

As of December 31, 2012 and 2011, the Company recorded amortization expense related to the beneficial conversion feature in the amount of $212,070 and $646,760, respectively.

On July 3, 2012 in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, the investor group agreed to enter into a lien termination agreement, resulting in the termination of their security interest in certain assets of the Company in exchange for anti-dilution protection with respect to the shares issued in the conversion of the line of credit at a conversion rate of $0.25 The anti-dilution protection provides that in the event the Company issues warrants to a third party with an exercise price less than the conversion rate of $0.25, the Company will issue additional shares for the previous conversions equal to the difference between the number of shares calculated utilizing the exercise price of the warrants less the number of shares previously issued subject to a ceiling of 4.99% of the total outstanding shares of the Company. The Company estimated the number of shares that could be issued pursuant to the agreements on July 3, 2012 to be 2,576,975 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $360,776 representing the fair value of the shares on that date.

During the year ended December 31, 2012, the Company authorized the issuance of 3,003,104 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $425,468, the fair value of the shares on the date of grant. As of December 31, 2012, there were an additional 4,633 additional anti-dilution shares potentially issuable to meet the beneficial ownership ceiling as a result; the Company recorded a decrease in derivative liability of $360,497 and a corresponding change in comprehensive gain (loss).

Note Payable – 2012
On July 3, 2012, the Company entered into a Purchase Agreement with ASYM Energy Opportunities LLC (“ASYM”), pursuant to which ASYM agreed to provide up to $10,000,000 in debt financing to be advanced in approximately ten tranches of $1,000,000 each, with $300,000 of the initial tranche to be paid upon closing and the remaining $700,000 to be funded upon the satisfaction of certain conditions, including completion of due diligence by ASYM, satisfaction by the Company of certain financial tests, and the availability of funds of ASYM. Each tranche will be evidenced by a senior secured promissory note which bears interest at a rate of 15% per annum, with all tranches maturing on June 30, 2015 at an amount equal to 110% of the principle amount funded. Additionally, each note is subject to early repayment in the event the Company does not meet certain financial covenants. In accordance with the agreement, the Company has issued a First Lien Security Agreement, Mortgage, Deed of Trust, Assignment of Production, Fixture Filing and Financing Statement to ASYM as collateral to the financing. In connection with each tranche of funding, the Company is required to issue a warrant to purchase shares of the Company’s common stock equal to 83% the tranche amount, divided by the warrant exercise price. Additionally, the Company has entered into a Deposit Account Control Agreement with ASYM to perfect ASYM’s security interest in certain bank accounts maintained by the Company. The Company is required to pay an administrative fee of $100,000 payable upon receipt of the second tranche of $1,000,000.

Further, pursuant to the Purchase Agreement, the Company entered into a perpetual Management Services Agreement with ASYM Management LLC ("ASYM Management") for managerial, financial, strategic and operational consulting services. The agreement expires only upon the sale, liquidation or dissolution of the Company or termination by ASYM Management. Pursuant to the terms of the agreement, the Company has agreed to pay a monthly management fee of $12,000 plus two percent of the unfunded balance of the Purchase Agreement. ASYM Management will receive a management fee equal to $12,000 per month, plus 2% of the Purchase Agreement’s balance not previously funded. In addition, ASYM Management will be entitled to receive a warrant equal to 17% of the tranche amount divided by the exercise price of the warrant.

The aforementioned warrants have a variable exercise price computed based on the lesser of (i) $0.20, (ii) eighty five percent (85%) of the volume weighted average price per share of the Company’s common stock for the fifteen days preceding the issuance of any tranche, or (iii) the trailing ninety (90) net average daily oil production multiplied by $40,000, the product of which is reduced by the Company’s total liabilities, but not less than $500,000, and then divided by the Company’s fully diluted number of common shares outstanding. Each warrant will have a term of five years from the date of issuance and will be limited to an amount where the underlying shares of common stock issuable upon exercise does not cause ASYM collectively, to exceed a 4.99% ownership interest in the Company. Upon exercise of any warrant, the warrant shares are subject to demand registration rights utilizing best efforts.

On July 3, 2012, the Company estimated the number of shares underlying warrants that could be issued pursuant to the Purchase Agreement, while not exceeding an ownership interest of 4.99%, to be 2,576,975 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $354,049 representing the fair value of the of the warrants on that date. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.031 iii) volatility of 181% iv) risk free rate of 0.69% and v) share price on the date of grant of $0.14.

On July 6, 2012, the Company received $300,000 of the initial tranche and in accordance with the Purchase Agreement the Company granted two warrants to purchase a total of 2,576,975 shares of the Company’s common stock, 2,138,889 to ASYM and 438,086 to ASYM Management, at an exercise price of $0.031 and recorded a financing expense in the amount of $354,049, the fair value of the warrants on the date of grant. On September 27, 2012, the Company received additional proceeds of $180,000 due under the first tranche. As consideration for the limitation of funding the entire remaining $700,000 per the Purchase Agreement, ASYM agreed to a $0.35 exercise price for the warrant due them in connection with the September 27th funding. As a result, the Company granted two warrants to purchase a total of 376,209 shares of the Company’s common stock and recorded a financing expense in the amount of $59,124, the fair value of the warrants on the date of grant. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.2946 iii) volatility of 179% iv) risk free rate of 0.64% and v) share price on the date of grant of $0.16

On November 19 and December 17, the Company received two additional tranches in the amount of $5,000 each. In accordance with the terms of the financing agreement the Company granted the issuance of two warrants to purchase 18,773 and 31,147, respectively in connection with the funding advances and recorded financing costs of $4,452. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 184%-185 iv) risk free rate of 0.64%-0.77% and v) share price on the date of grant of $0.12-$0.07.

Subsequent to the year ended December 31, 2012, the Company and ASYM agreed to modify the terms of the July 3, 2012 agreement whereby eliminating the variable exercise price of each warrant grant due pursuant to the agreement to a fixed exercise price of $0.01 applicable to both past and future warrant grants. As a result of the retrospective modification of terms, the Company re-valued all warrants previously issued and recorded a financing expense in the amount of $174,683. As of December 31, 2012, the derivative liability related to the fair value of the variable number of warrants potentially issuable has been eliminated due to the fixed conversion rate.

The ASYM agreement contains miscellaneous debt covenant requirements. As of December 31, 2012, the Company was not in compliance with those covenants. On March 28, 2013, ASYM granted the Company a waiver of those covenants through March 31, 2013 in return for a 3% overriding royalty interest in all existing and future properties and a $25,000 waiver fee.

Loan Guarantee

In 2004, the Company received a demand for payment from Canadian Western Bank (“CWB”) pursuant to a guarantee provided by the Company in favor of Calgary Chemical, a former subsidiary. The Company divested itself of Calgary Chemical in 1998 under an agreement with a former president and purchaser. The agreements included an indemnity guarantee from the purchaser of Calgary Chemical, whereby the purchaser would indemnify and save harmless the Company from any and all liability, loss, damage or expenses. Upon receipt of the demand, the Company accrued the estimated amount of the claim, $94,860 along with a comprehensive loss on foreign currency of $8,114, since in the opinion of legal counsel it is more likely than not that CWB would prevail in this action. As of December 31, 2012, the Company has determined the loan guarantee is no longer valid due to its age and the statute of limitations. As a result, the Company recognized a gain on debt in the amount of $86,746.

Financing and interest expense
Financing and interest costs related to the Company’s aforementioned financing activities for the year ended December 31, 2012 and 2011, totaled $2,115,799 and $1,412,177, respectively.

7.	Stockholders’ Equity Transactions

Common Stock
As of December 31, 2010, the Company had 27,060,561 shares of common stock issued and outstanding and 542,856 shares owed but not issued.

During the year ending December 31, 2011, the Company issued 542,856 shares of common stock that were owed but not issued as of December 31, 2010.

During the year ended December 31, 2011, the Company issued 600,000 shares to Directors in lieu of executive compensation. The shares were valued at $306,000 which was market value on the day of the grant.

During the year ended December 31, 2011, the Company issued 100,000 shares of common stock for services. The shares were valued at $51,000, which was market value on the day of the grant.

During the year ended December 31, 2011, the Company issued 200,000 units of equity for cash in the amount of $50,000. Each unit contained one share of common stock and one warrant for a share of common stock at an exercise price of $0.40. The warrants have a term of two years.

During the year ended December 31, 2011, the Company issued 4,363,611 shares of common stock in conversion of $1,090,902 of convertible debt at 0.25 per shares. See Note 6 for further details.

As of December 31, 2011, there are 32,867,028 shares of common stock issued and outstanding and no common stock owed but not issued.

In January of 2012, the Company issued 900,000 shares of common stock in lieu of executive compensation. The shares were valued at $189,000, which was market value on the day of the grant.

During the year December 31, 2012, the Company authorized the issuance of 767,500 shares of common stock for the conversion of $239,469 of accounts payable balances. As of the balance sheet date 417,500 shares were unissued.

During the year ended December 31, 2012, the Company authorized the issuance of 12,652,869 shares of common stock for the conversion of $3,163,218 in convertible debt and accrued interest as discussed in Note 6.

During the year ended December 31, 2012, the Company authorized the issuance of 850,509 shares of common stock for the conversion of $212,628 in notes payable and accrued interest as discussed in Note 6.

During the year ended December 31, 2012, the Company authorized the issuance of 6,006,208 shares of common stock valued at $832,083 in connection with the anti-dilution provisions provided to Maxum and CPP.

As of December 31, 2012 there are 47,620,406 shares of common stock issued and outstanding and 6,423,708 shares of common stock owed but not issued.

Warrants

During the year ended December 31, 2011, the Company issued 200,000 warrants in relation to a stock sale as described in above. The warrants have a $0.40 exercise price and a two-year life. The warrants expire on November 7, 2013.

During the year ended December 31, 2012, the Company issued 3,003,104 warrants in connection with the ASYM Purchase Agreement discussed in Note 6. The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the third and fourth quarter of 2017.

As of December 31, 2012, there are 3,203,104 warrants outstanding at a weighted average exercise price of $0.0344.

8.	Income Taxes

The Company follows ASC subtopic 740-10 (formerly Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company’s effective income tax rate is higher than would be expected if the federal statutory rate were applied to income before tax, primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes. The Company’s operations for the years ended December 31, 2012 and 2011 resulted in losses. Accordingly, no provisions for current income taxes have been reflected in the accompanying statements of operations.

As of December 31, 2012, the Company has total net operating loss carryforwards of approximately $10,000,000 which may or may not be used to reduce future income taxes payable. Current federal tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount of these losses available to offset future taxable income may be limited. A valuation allowance has been recorded to reduce the net benefit recorded in the financial statements related to this deferred asset to $0. The valuation allowance is deemed necessary as a result of the uncertainty associated with the ultimate realization of these deferred tax assets. Accordingly, no provisions for deferred income taxes have been reflected in the accompanying statements of operations.

9.	Related Party Transactions

During the years ended December 31, 2012 and 2011, the Company granted 900,000 shares and 600,000 shares, respectively, to directors and officers in lieu of executive compensation.

During the period from August to December of 2011, the Company reimbursed an officer $9,000 for a residential lease in Wichita, Kansas. The Company also reimbursed the officer approximately $8,700 in connection with expenses during the same period.

During the year ended December 31, 2012, the Company reimbursed an officer $16,498 for a residential lease in Wichita, Kansas. The Company also reimbursed the officer approximately $12,844 in connection with expenses and $8,482 in connection with utilities during the year ended December 31, 2012.

During the year ended December 31, 2012, an officer/director loaned the company $39,200 for the purchase of mineral properties as discussed in note 6.

As noted in note 7, during the year December 31, 2012, the Company authorized the issuance of 767,500 shares of common stock for the conversion of $239,469 of accounts payable balances. As of the balance sheet date 417,500 shares were unissued. $173,205 of the accounts payable converted was held by officers/directors of the Company.

10.	Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

In February of 2013, the company sold 75,000 shares of common stock for $4,500.

Effective February 27, 2013, the Company received the resignation of Lonnie McDade as a member of the Company’s Board of Directors.

On March 14, 2013, the company sold 166,667 shares of common stock for $10,000.

Debt Exchange

Effective March 4, 2013, in connection with the assignment of $140,000 of outstanding convertible debt of the Company to Magna Group, LLC (“Magna”), the Company issued to Magna a Twelve Percent (12%) Convertible Note (the “Note”).

The Note provides that Magna, at any time, and the Company, on the maturity date, may convert any remaining outstanding principal balance and accrued interest under the Note into shares of common stock of the Company.  The conversion price of the Note shall be equal to a forty five percent (45%) discount from the lowest trading price of the Company’s common stock in the five days prior to the day Magna requests conversion.  An additional eight percent (8%) discount will be applied if the Company’s common stock is chilled for deposit at DTC and/or becomes chilled at any point while the Note is outstanding.  In no event will the conversion price be less than $0.00004 per share.  If at any time the Company issues any stock or grants options or warrants at a price per share less than the conversion price, then the conversion price will be reduced to such lesser amount.  The note matures on September 4, 2013.  The Company may prepay the note at any time, upon three business days’ written notice, at a price equal to one hundred and fifty percent (150%) of the outstanding principal balance of the Note, plus accrued interest.  The issuance of the Note was conducted by the Company and was issued in reliance upon Section 3(a)(9) of the Securities Act of 1933, as amended, and comparable exemptions under state securities laws.

In March of 2013, the company issued 235,515 shares of common stock in relation to a partial conversion of $10,000 of the Note. ASYM Transaction

In March of 2013, the Company amended its agreement with ASYM Management to raise the monthly management fee to $20,000 per month and to eliminate the fee on the unused portion of the funding. The amended agreement lowers the amount owed to ASYM as of March of 2013 by approximately $47,000 if the full balance owed to them is paid in full by July 31, 2013.

In March of 2013, ASYM agreed to rest all of its warrants, existing and future under the purchase agreement, to $0.01.

In March of 2013, ASYM granted the Company a waiver of the covenants contained in its agreement through March 31, 2013 in return for a 3% overriding royalty interest in all existing and future properties and a $25,000 waiver fee.

Hanover Transaction In March of 2013, the Company entered into a common stock purchase agreement as noted below:

On March 22, 2013, the Company entered into a common stock purchase agreement with Hanover Holdings I, LLC, a New York limited liability company (the “Investor”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $5,000,000 worth of the Company’s common stock over the 24-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the Securities and Exchange Commission (the “Commission”), as further discussed below, the Company may, in its sole discretion, provide the Investor with draw down notices to purchase a specified dollar amount of Shares over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the 10 trading days immediately preceding the date of the Draw Down Notice.

Once presented with a Draw Down Notice, the Investor is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for the Company’s common stock (the “VWAP”) equals or exceeds a floor price determined by the Company for such draw down (the “Floor Price”). If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that the Investor will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 90.0% of the arithmetic average of the three lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period; provided, however, that if the VWAP does not equal or exceed the applicable Floor Price for at least three trading days during the applicable Pricing Period, then the per share purchase price shall be equal to 90.0% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or the Investor to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or the Investor to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by the Investor of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the date on which the initial registration statement is declared effective by the Commission or (ii) the date on which the Investor purchases the Total Commitment worth of common stock under the Purchase Agreement. Under certain circumstances set forth in the Purchase Agreement, the Company and the Investor each may terminate the Purchase Agreement on one trading day’s prior written notice to the other.

The Company paid to the Investor a commitment fee for entering into the Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the Purchase Agreement) in the form of 1,764,706 restricted shares of the Company’s common stock, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013. The Commitment shares were issued in March of 2013. The Commitment Shares will be registered for resale in the Registration Statement, as discussed below.

The Company also agreed to pay up to $15,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Investor in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if the Company issues a Draw Down Notice and fails to deliver the shares to the Investor on the applicable settlement date, and such failure continues for 10 trading days, the Company agreed to pay the Investor, in addition to all other remedies available to the Investor under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

The Purchase Agreement also provides for indemnification of the Investor and its affiliates in the event that the Investor incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against the Investor or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, the Company and the Investor also entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an initial registration statement with the Commission to register an agreed upon number of Shares, which shall not exceed 1/3 of the number of shares of the Company's common stock held by non-affiliates of the Company, on or prior to April 22, 2013 (the “Filing Deadline”) and have it declared effective at the earlier of (A) the 90th calendar day after the Closing Date and (B) the fifth business day after the date the Company is notified by the Commission that such Registration Statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”).

If at any time all of the Registrable Securities (as defined in the Registration Rights Agreement) are not covered by the initial Registration Statement, the Company has agreed to file with the Commission one or more additional Registration Statements so as to cover all of the Registrable Securities not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company also agreed, among other things, to indemnify the Investor from certain liabilities and fees and expenses of the Investor incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Investor has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control the Company against certain liabilities that may be based upon written information furnished by the Investor to the Company for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

American Petro-Hunter, Inc.
Condensed Balance Sheets

	March 31,	December 31,
	2013	2012
Assets	(unaudited)
Current assets:
Cash	$9,743	$16,216
Accounts receivable	18,837	13,735
Total current assets	28,580	29,951

Investments in mineral properties, net of accumulated amortization of $150,087 and $132,499, respectively	1,564,735	1,582,324
Capitalized financing costs, net of amortization of $10,974 and $6,737, respectively	190,527	41,263

Total assets	$1,783,842	$1,653,538

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable and other liabilities	$581,808	$567,629
Short term note from officer	39,200	39,200
Note payable - current, net of discount of $105,326 and $0 at March 31, 2013 and December 31, 2012, respectively	44,674	-
Accrued interest	68,887	41,073
Derivative liability	17,396	559
Total current liabilities	751,965	648,461

Long term liabilities:
Note payable, net of discount of $186,765 and $178,471 at March 31, 2013 and December 31, 2012, respectively	431,235	359,529
Convertible debenture	493,306	633,306
Total long term liabilities	924,541	992,835
Total liabilities	1,676,506	1,641,296

Stockholders' equity:
Common stock, $0.001 par value, 200,000,000 shares authorized, 50,931,813 and 47,620,406 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	50,932	47,621
Common stock to be issued; 6,433,034 and 6,423,708 shares as of March 31, 2013 and December 31, 2012	6,434	6,424
Additional paid-in capital	14,118,907	13,731,097
Accumulated comprehensive gain (loss)	(12,131)	4,706
Accumulated deficit	(14,056,806)	(13,777,606)
Total stockholders' equity	107,336	12,242

Total liabilities and stockholders' equity	$1,783,842	$1,653,538

The accompanying notes are an integral part of these condensed financial statements

American Petro-Hunter, Inc.
Condensed Statements of Operations

	(Unaudited)
	March 31,
	2013	2012

Revenue	$44,239	$114,723

Cost of Goods Sold
Production and amortization	26,593	72,653

Gross profit	17,646	42,070

General and administrative	122,250	105,791
Executive compensation	51,000	285,000
Impairment expense	-	256,737
Total expenses	173,250	647,528

Net loss before other income (expense)	(155,604)	(605,458)

Other income (expense):
Gain on forgiveness of debt	-	86,746
Interest expense	(123,596)	(385,589)
Total other income (expense)	(123,596)	(298,843)

Net loss before income taxes	(279,200)	(904,301)

Provision for income taxes	-	-

Net loss	(279,200)	(904,301)

Other comprehensive income (expense)	-	8,114

Comprehensive loss	$(279,200)	$(896,187)
		.
Weighted average common shares outstanding - basic and fully diluted	48,295,256	33,844,015

Net loss per common share basic and fully diluted	$(0.01)	$(0.03)

The accompanying notes are an integral part of these condensed financial statements

American Petro-Hunter, Inc.
Condensed Statement of Cash Flows

	For the three months ended
	March 31,
	2013	2012
Cash flows from operating activities
Net (loss)	$(279,200)	$(904,301)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Shares issued for compensation	-	189,000
Amortization of discount	72,306	202,517
Impairment expense	-	256,737
Amortization of mineral properties	17,589	36,342
Amortization of prepaid financing costs	4,237	-
Stock and warrants issued for financing	704	-
Gain on forgiveness of debt	-	(86,746)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(5,102)	1,239
(Increase) decrease in prepaid expenses	-	18,110
Increase (decrease) in accounts payable and accrued liabilities	14,179	64,350
Increase (decrease) in accrued interest	27,814	132,604
Net cash used by operating activities	(147,473)	(90,148)

Cash flows from investing activities
Proceeds from sale of mineral properties	-	65,000
Acquisition of mineral properties	-	(158,400)
Net cash used by investing activities	-	(93,400)

Cash flows from financing activities
Proceeds from sale of common stock	14,500	-
Proceeds from note payable	126,500	-
Proceeds from convertible debenture	-	188,250
Net cash provided by financing activities	141,000	188,250

Net increase (decrease) in cash	(6,473)	4,702
Cash - beginning	16,216	2,609
Cash - ending	$9,743	$7,311

Supplemental disclosures:
Interest paid	$18,375	$29,250
Income taxes paid	$-	$-

Non-cash transactions:
Shares issued for compensation	$-	$189,000
Shares issued for capitalized financing costs	$150,000	$-
Accounts payable converted to stock	$-	$40,000
Note payable and accrued interest converted to stock	$40,000	$2,778,641

The accompanying notes are an integral part of these condensed financial statements

American Petro-Hunter Inc.
Notes to Condensed Financial Statements
March 31, 2013

1.	Nature and Continuance of Operations

American Petro-Hunter Inc. (the “Company”) was incorporated in the State of Nevada on January 24, 1996 as Wolf Exploration Inc. On March 17, 1997, Wolf Exploration Inc. changed its name to Wolf Industries Inc.; on November 21, 2000, they changed its name to Travelport Systems Inc., and on August 17, 2001, changed its name to American Petro- Hunter Inc.

The Company is evaluating the acquisition of certain natural resource projects with the intent of developing such projects. The Company focus is currently in locating and assessing potential acquisition targets, including real property, oil and gas companies.

Basis of presentation

The accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of March 31, 2013, and the results of its operations and cash flows for the three months ended March 31, 2013 and 2012. Certain information and footnote disclosures required under accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted from the following condensed financial statements pursuant to the rules and regulations of the SEC. In the opinion of management, the accompanying financial statements include all adjustments, which are of a normal and recurring nature, necessary to present fairly our financial position and results of operations. Certain reclassifications have been made to prior periods to conform to current presentations.

It is suggested that the following financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2012. The Company does not believe there are any recently issued, but not yet effective, accounting standards that would have a significant impact on the Company’s financial position or results of operations as of and for the three months ended March 31, 2013.

The results of operations for the three months ended March 31, 2013 and 2012 are not necessarily indicative of the results of the entire fiscal year or for any other period.

Going Concern

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has limited assets and requires additional funds to maintain its operations. Management’s plan in this regard is to raise equity financing as required. There can be no assurance that sufficient funding will be obtained. The foregoing matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	Significant Accounting Policies
The following is a summary of significant accounting policies used in the preparation of these financial statements.

Income taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-5”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. See footnote 8 for further details.

Revenue Recognition
It is our policy that revenues will be recognized in accordance with ASC subtopic 605-10. Under ASC 605-10, product revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable and collectability is reasonably assured.

Use of estimates
The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
The Company maintains cash balances in interest and non-interest bearing accounts. For the purpose of these financial statements, all highly liquid cash and investments with a maturity of three months or less are considered to be cash equivalents.

Net loss per share
In accordance with ASC subtopic 260-10, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the three months ended March 31, 2013 and 2012, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the stock warrants and convertible debt on the Company’s net loss.

Financial instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values because of their relatively short-term maturities. See Note 5 for further details.

Fair Value of Financial Instruments
The Company has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Company's financial instruments consist of cash, accounts receivable, accounts payable, and notes payable. The carrying amounts of the Company's financial instruments approximate their fair values as of March 31, 2013 and December 31, 2012, due to their short-term nature. See Note 5 for further details.

Reclassifications
Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Oil and Gas Properties
We follow the successful efforts method of accounting for oil and gas exploration and production activities. All costs for development wells, related plant and equipment, proved mineral interests in oil and gas properties are capitalized. Costs of exploratory wells are capitalized pending determination of whether the wells found proved reserves. Cost of wells that are assigned proved reserves remain capitalized. All other exploratory wells and costs are expensed.

Depreciation, depletion and amortization of all capitalized costs of proved oil and gas producing properties are expensed using the straight-line method over the estimated life of each well. Period valuation provisions for impairment of capitalized costs of unproved mineral interests are expensed. The costs of unproved properties are excluded from amortization until the properties are proved.

Unproved properties are assessed periodically individually when drilling and flow testing results indicate whether there is an economic resource or not. All capitalized costs associated with properties that have been determined to be a “dry-hole” or “uneconomic” are impaired when that determination is made. Proved properties are assessed periodically for impairment on an individual basis. Events that can trigger the test for possible impairment include significant decreases in the market value of a property, significant change in the extent or manner of use or change in property and the expectation that a property will be sold or otherwise disposed of significantly sooner than the previously estimated useful life. The assessment is done by comparing each property’s carrying value to their associated estimated undiscounted future net cash flows. Impaired properties are written down to their estimated fair values. The resulting impairment would be expensed to operations as impairment expense in the period in which it was determined that the impairment was indicated and calculated.

3.	Recent Accounting Pronouncements

Management has reviewed recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and they do not or are not believed by management to have a material impact on the Company's present or future financial statements

4.	Investments in Mineral Properties

During the three months ended March 31, 2013, the Company did not make any further investments in mineral properties. During the year ended December 31, 2012, the Company invested a total of $355,242 in four mineral properties and exchanged a Poston Prospect well with a book value of $41,000 plus cash in the amount of $6,500 for partial payment on a well located in the Oklahoma prospect. Management reviewed the carrying amount of the Company’s investments in its oil and gas properties as of the balance sheet date and recognized an impairment expense in the amount of $0 and $256,737 for the three months ended March 31, 2013 and 2012, respectively. As of March 31, 2013 and December 31, 2012, the estimated fair value of mineral properties totaled $1,564,735 and $1,582,324, net of accumulated amortization of $150,087 and $132,499, respectively. As of March 31, 2013 and December 31, 2012, the Company has total capitalized costs of mineral properties (gross) of $1,714,822; $1,103,205 in proved properties and $611,617 in unproved properties. Capitalized costs of proved properties are amortized using the straight-line method over the estimated useful life of each well. Unproved properties are excluded from amortization. Amortization expense for the three months ended March 31, 2013 and 2012 was $17,589 and $36,342, respectively. A summary of investments follows:

S&W Oil & Gas, LLC - Poston Prospect

On May 4, 2009, the Company entered into an Agreement with S&W Oil & Gas, LLC (“S&W”) to participate in the drilling for oil in the Poston Prospect #1 Lutters in Southwest Trego County, Kansas (the “Poston Prospect”). Pursuant to the agreement, the Company paid $64,500 in exchange for a 25% working interest in the 81.5% net revenue interest in the Poston Prospect. Subsequent to acquiring the working interest, the Company paid $138,615 in capitalized development costs necessary for completion of the initial well and the drilling and completion of a second well in the Poston Prospect. In 2011, the Company recognized an impairment of the investment in the amount of $93,879. During the year ended December 31, 2012, the Company sold its interest in the Poston Prospect for cash in the amount of $69,500, resulting in a gain of $2,621. This well contributed approximately 5% of the Company’s 2012 revenue and 0% of the revenue for the three months ended March 31, 2013.

Oklahoma prospects

During 2010 and 2011, the Company acquired various working interest percentages ranging from 5% to 50%, from Bay Petroleum for mineral properties located in Oklahoma in exchange for cash totaling $1,992,330. During the year ended December 31, 2011, one well was determined to be a “dry hole” and its full $80,000 carrying value was impaired. During the year ended December 31, 2012, the Company acquired additional working interests in the Oklahoma prospects for cash in the amount of $355,242 and property valued at $41,000. During the year ended December 31, 2012, two of the wells were determined to be uneconomic and $565,737 of impairment was taken to reduce the properties to their fair value. The Oklahoma prospects wells contributed approximately 95% of the Company’s 2012 revenue and 100% of the revenue for the three months ended March 31, 2013.

5.	Fair Value Measurements

The Company adopted ASC Topic 820-10 at the beginning of 2009 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Company’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of:

	Level 1	Level 2	Level 3	Total
March 31, 2013:
Cash	$9,743	$-	$-	$9,743
Accounts receivable	-	18,837	-	18,837
Accounts payable and other liab.	-	(650,695)	-	(650,695)
Derivative liability	-	(17,396)	-	(17,396)
Notes payable, net of discount	-	(1,008,415)	-	(1,008,415)

December 31, 2012:
Cash	$16,216	$-	$-	$16,216
Accounts receivable	-	13,735	-	13,735
Accounts payable and other liab.	-	(608,702)	-	(608,702)
Derivative liability	-	(559)	-	(559)
Notes payable, net of discount	-	(1,032,035)	-	(1,032,035)

6.	Debt and Debt Guarantee

Short term note from Officer

During the year ended December 31, 2012, the Company issued a promissory note in the amount of $39,200 for cash advances received from an officer of the Company. The note is non-interest bearing, unsecured and due on demand. As of March 31, 2013, no payments have been made to the officer and the note is still outstanding.

Miscellaneous Notes Payable

On October 18, 2006, the Company issued a promissory note in the amount of $25,000. The note bears interest at a rate of 12% per annum, is unsecured and matured on May 18, 2007. On March 26, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $21,819 into 187,277 shares of the Company’s common stock at a conversion rate of $0.25 per share. As of December 31, 2012, there was no balance due on this note.

In August 2011, the Company issued a promissory note in the amount of $71,000. The note bears interest at a rate of 24% per annum, is unsecured and due on demand. On April 30, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $12,140 into 332,561 shares of the Company’s common stock at a conversion rate of $0.25 per share. As of December 31, 2012, there was no balance due on this note.

In December, 2011, the Company issued a promissory note in the amount of $79,980 to Centennial Petroleum Partners LLC (“CPP”). The note bears interest at a rate of 6% per annum, is unsecured and due on demand. On April 30, 2012, the holder of the note elected to convert the entire principal balance together with accrued interest of $2,688 into 330,671 shares of the Company’s common stock at a conversion rate of $0.25 per share. As of December 31, 2012, there was no balance due on this note.

In 2011, CPP was assigned the 6% royalty interest originally granted to Maxum Overseas Fund. The royalty interest was valued at $113,164 utilizing the present value of estimated future payments due over the remaining life of the wells. The liability was recorded with corresponding prepaid financing costs to be amortized over the remaining term of the debt. For the years ended December 31, 2012 and 2011, $42,436 and $35,364, respectively, was amortized into interest expense in relation to this prepaid. During the year ended December 31, 2012, in connection with the royalty termination agreement discussed below, the Company has recorded a gain of $77,800 on the forgiveness of future royalty payments of $108,746 net of the unamortized financing costs of $30,946.

On July 3, 2012 in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, CPP agreed to enter into a royalty termination agreement, resulting in the elimination of their 6% royalty interest in exchange for anti-dilution protection with respect to the shares issued in the conversion of their note payable at a conversion rate of $0.25. The anti-dilution protection provides that in the event the Company issues warrants to a third party with an exercise price less than the conversion rate of $0.25, the Company will issue additional shares for the previous conversions equal to the difference between the number of shares calculated utilizing the variable ASYM warrant exercise price less the number of shares previously issued subject to a ceiling of 4.99% of the total outstanding shares of the Company. On July 3, 2012, the Company estimated the potential future number of anti-dilution share issuances required pursuant to the agreements to be 2,385,311 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $333,943 representing the fair value of the potential anti-dilution shares on that date. As of December 31, 2012, the Company has authorized the issuance of 3,003,104 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $406,615, the fair value of the shares on the date of grant. As of December 31, 2012, CPP there were an additional 4,633 additional anti-dilution shares potentially issuable to meet the beneficial ownership ceiling as a result; the Company recorded a decrease in derivative liability of $333,664 and a corresponding change in comprehensive gain (loss). During the three months ended March 31, 2013, the Company authorized the issuance of an additional 4,633 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $233; the fair value of the shares on the date of the grant. During the three months ended March 31, 2013, the Company recorded an increase in derivative liability of $8,418 and a corresponding change in accumulated comprehensive gain (loss) on the balance sheet. As of March 31, 2013, the Company has not issued any of the shares discussed above and CPP is owed 3,007,767 shares. These shares are recorded as owed but not issued on the balance sheet.

Convertible Debentures - 2009
In August and September of 2009, the issued two Secured Convertible Promissory Notes in the amount of $500,000 each to an investor for total proceeds of $1,000,000. The notes bear interest at a rate of 18% per annum, are secured by the assets of the Company, and matured on August 13 and September 15, 2010, respectively. In accordance with the agreement, the Company is required to make monthly interest payments until the principal balances are paid in full. Additionally, the Company issued warrants to purchase up to 2,857,142 shares of the Company’s common stock at an exercise price of $0.50. The warrants expired in 2011 and were unexercised. In March 2010, the holder elected to convert $350,000 of the notes into 1,000,000 shares of the Company’s common stock at a conversion rate of $0.35 per share. In December 2010 and August 2011, the debentures were subsequently amended whereby extending the original maturity date to August 13 and September 15, 2012 and reducing the conversion rate from the lower of $0.35 or a 25% discount to the five day average trading price to the lower of $0.25 or a 25% discount to the five day average.

On July 3, 2012, in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, the Company entered into a third amendment whereby the holder agreed to terminate his security interest in the assets of the Company, reduce the interest rate from 18% to 10% per annum upon receipt of the initial financing tranche of $1,000,000 and to revise the repayment terms, whereby the entire unpaid principle together with accrued interest will be payable in two equal installments upon successful financing obtained by the Company, but in no event later than December 31, 2014.

On March 4, 2013, $140,000 of the outstanding convertible debt was assigned to Magna Group, LLC. See “Notes Payable – Magna Group” below for further details.

As of March 31, 2013 and December 31, 2012, the principal balance related to this note totaled $$493,306 and $633,306, respectively, and is shown as a long term liability on the balance sheet.

Convertible Debentures - 2010
In 2010, the company entered into a Convertible Line of Credit Agreement with Maxum Overseas Fund (“Maxum”) in the amount of $1,500,000 and received an initial advance in the amount of $1,462,774. The line of credit bears interest at a rate of 24% per annum, is convertible at $0.90, and was secured by certain assets of the Company and due in full on May 17, 2011. In November of 2010, the Company amended the line of credit agreement to reduce the conversion price to $0.25 per share. In May and July of 2011, the Company entered into a third and fourth amendment to the line of credit whereby increasing the line of credit to $2,000,000 in exchange for a 3% royalty interest in production revenue generated by the Company. The Company was advances additional proceeds of $1,700,918. In August 2011, the agreement was further amended to extend the maturity date to November 17, 2012 and increase the line to $3,000,000 in exchange for an additional 3% royalty interest. The royalty interest was subsequently assigned by Maxum to Centennial Petroleum Partners, LLC (“CPP”). See CPP information above for further details on the royalty interest and its termination in 2012.

In December 2011, the holder elected to convert $1,090,902 of the balance owed into 4,363,611 shares of the Company’s common stock at a conversion rate of $0.25 per share. In the first quarter of 2012, the Company was advanced an additional $198,000 against the line of credit and In March and April of 2012; the holder elected to convert the entire unpaid principle balance and accrued interest in the amount of $3,163,218 into 12,652,869 shares of the Company’s common stock at a conversion rate of $0.25. As of December 31, 2012 there is no balance on this note. Additionally, in 2012, Maxum agreed to forgive the finders’ fee and the Company recorded debt forgiveness of $158,185. As of December 31, 2012 and 2011, the Company recorded amortization expense related to the beneficial conversion feature in the amount of $212,070 and $646,760, respectively.

On July 3, 2012 in connection with the Purchase Agreement between the Company and ASYM Energy Opportunities, LLC, the investor group agreed to enter into a lien termination agreement, resulting in the termination of their security interest in certain assets of the Company in exchange for anti-dilution protection with respect to the shares issued in the conversion of the line of credit at a conversion rate of $0.25 The anti-dilution protection provides that in the event the Company issues warrants to a third party with an exercise price less than the conversion rate of $0.25, the Company will issue additional shares for the previous conversions equal to the difference between the number of shares calculated utilizing the exercise price of the warrants less the number of shares previously issued subject to a ceiling of 4.99% of the total outstanding shares of the Company. The Company estimated the number of shares that could be issued pursuant to the agreements on July 3, 2012 to be 2,576,975 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $360,776 representing the fair value of the shares on that date. During the year ended December 31, 2012, the Company authorized the issuance of 3,003,104 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $425,468, the fair value of the shares on the date of grant. As of December 31, 2012, there were an additional 4,633 additional anti-dilution shares potentially issuable to meet the beneficial ownership ceiling as a result; the Company recorded a decrease in derivative liability of $360,497 and a corresponding change in comprehensive gain (loss). During the three months ended March 31, 2013, the Company authorized the issuance of an additional 4,633 shares as a result of the anti-dilution provision and recorded a financing expense in the amount of $233; the fair value of the shares on the date of the grant. During the three months ended March 31, 2013, the Company recorded an increase in derivative liability of $8,418 and a corresponding change in accumulated comprehensive gain (loss) on the balance sheet. As of March 31, 2013, the Company has not issued any of the shares discussed above and Maxum is owed 3,007,767 shares. These shares are recorded as owed but not issued on the balance sheet.

Note Payable – ASYM
On July 3, 2012, the Company entered into a Purchase Agreement with ASYM Energy Opportunities LLC (“ASYM”), pursuant to which ASYM agreed to provide up to $10,000,000 in debt financing to be advanced in approximately ten tranches of $1,000,000 each, with $300,000 of the initial tranche to be paid upon closing and the remaining $700,000 to be funded upon the satisfaction of certain conditions, including completion of due diligence by ASYM, satisfaction by the Company of certain financial tests, and the availability of funds of ASYM. Each tranche will be evidenced by a senior secured promissory note which bears interest at a rate of 15% per annum, with all tranches maturing on June 30, 2015 at an amount equal to 110% of the principle amount funded. Additionally, each note is subject to early repayment in the event the Company does not meet certain financial covenants. In accordance with the agreement, the Company has issued a First Lien Security Agreement, Mortgage, Deed of Trust, Assignment of Production, Fixture Filing and Financing Statement to ASYM as collateral to the financing. In connection with each tranche of funding, the Company is required to issue a warrant to purchase shares of the Company’s common stock equal to 83% the tranche amount, divided by the warrant exercise price. Additionally, the Company has entered into a Deposit Account Control Agreement with ASYM to perfect ASYM’s security interest in certain bank accounts maintained by the Company. The Company is required to pay an administrative fee of $100,000 payable upon receipt of the second tranche of $1,000,000.

Further, pursuant to the Purchase Agreement, the Company entered into a perpetual Management Services Agreement with ASYM Management LLC ("ASYM Management") for managerial, financial, strategic and operational consulting services. The agreement expires only upon the sale, liquidation or dissolution of the Company or termination by ASYM Management. Pursuant to the terms of the agreement, the Company has agreed to pay a monthly management fee of $12,000 plus two percent of the unfunded balance of the Purchase Agreement. In addition, ASYM Management will be entitled to receive a warrant equal to 17% of the tranche amount divided by the exercise price of the warrant.

In March of 2013, the Company amended its agreement with ASYM Management to raise the monthly management fee to $20,000 per month and to eliminate the fee on the unused portion of the funding. The amended agreement lowers the amount owed to ASYM as of March of 2013 by approximately $47,000 if the full balance owed to them is paid in full by July 31, 2013.

The aforementioned warrants had a variable exercise price computed based on the lesser of (i) $0.20, (ii) eighty five percent (85%) of the volume weighted average price per share of the Company’s common stock for the fifteen days preceding the issuance of any tranche, or (iii) the trailing ninety (90) net average daily oil production multiplied by $40,000, the product of which is reduced by the Company’s total liabilities, but not less than $500,000, and then divided by the Company’s fully diluted number of common shares outstanding. Each warrant will have a term of five years from the date of issuance and will be limited to an amount where the underlying shares of common stock issuable upon exercise does not cause ASYM collectively, to exceed a 4.99% ownership interest in the Company. Upon exercise of any warrant, the warrant shares are subject to demand registration rights utilizing best efforts.

On July 3, 2012, the Company estimated the number of shares underlying warrants that could be issued pursuant to the Purchase Agreement, while not exceeding an ownership interest of 4.99%, to be 2,576,975 and recorded a derivative liability and corresponding comprehensive income (loss) in the amount of $354,049 representing the fair value of the of the warrants on that date. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.031 iii) volatility of 181% iv) risk free rate of 0.69% and v) share price on the date of grant of $0.14.

On July 6, 2012, the Company received $300,000 of the initial tranche and in accordance with the Purchase Agreement the Company granted two warrants to purchase a total of 2,576,975 shares of the Company’s common stock, 2,138,889 to ASYM and 438,086 to ASYM Management, at an exercise price of $0.031 and recorded a financing expense in the amount of $354,049, the fair value of the warrants on the date of grant. On September 27, 2012, the Company received additional proceeds of $180,000 due under the first tranche. As consideration for the limitation of funding the entire remaining $700,000 per the Purchase Agreement, ASYM agreed to a $0.35 exercise price for the warrant due them in connection with the September 27th funding. As a result, the Company granted two warrants to purchase a total of 376,209 shares of the Company’s common stock and recorded a financing expense in the amount of $59,124, the fair value of the warrants on the date of grant. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.2946 iii) volatility of 179% iv) risk free rate of 0.64% and v) share price on the date of grant of $0.16

On November 19 and December 17, the Company received two additional tranches in the amount of $5,000 each. In accordance with the terms of the financing agreement the Company granted the issuance of two warrants to purchase 18,773 and 31,147, respectively in connection with the funding advances and recorded financing costs of $4,452. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 184%-185 iv) risk free rate of 0.64% -0.77% and v) share price on the date of grant of $0.12 -$0.07.

During the three months ended March 31, 2013, the Company and ASYM agreed to modify the terms of the July 3, 2012 agreement whereby eliminating the variable exercise price of each warrant grant due pursuant to the agreement to a fixed exercise price of $0.01 applicable to both past and future warrant grants. As a result of the retrospective modification of terms, the Company re-valued all warrants previously issued and recorded a financing expense in the amount of $174,683. As of December 31, 2012, the derivative liability related to the fair value of the variable number of warrants potentially issuable has been eliminated due to the fixed conversion rate.

The ASYM agreement contains miscellaneous debt covenant requirements. As of December 31, 2012 and March 31, 2013, the Company was not in compliance with those covenants. On March 28, 2013, ASYM granted the Company a waiver of those covenants through March 31, 2013 in return for a 3% overriding royalty interest in all existing and future properties and a $25,000 waiver fee. The $25,000 waiver fee was not paid but rather recorded as a tranche loan under the agreement. In accordance with the terms of the financing agreement the Company granted the issuance of two warrants to purchase 3,869 and 793, respectively in connection with the funding advances and recorded financing costs of $240. The warrants were valued utilizing the Black-Sholes Model and the following terms: i) five-year life ii) exercise price of $0.01 iii) volatility of 120.5% iv) risk free rate of 0.72% and v) share price on the date of grant of $0.055.

Notes Payable – Magna Group
Effective March 4, 2013, in connection with the assignment of $140,000 of outstanding convertible debt of the Company to Magna Group, LLC (“Magna”), the Company issued to Magna a Twelve Percent (12%) Convertible Note which matures on September 4, 2013. The Note provides that Magna, at any time, and the Company, on the maturity date, may convert any remaining outstanding principal balance and accrued interest under the Note into shares of common stock of the Company. The conversion price of the Note shall be equal to a forty five percent (45%) discount from the lowest trading price of the Company’s common stock in the five days prior to the day Magna requests conversion. An additional eight percent (8%) discount will be applied if the Company’s common stock is chilled for deposit at DTC and/or becomes chilled at any point while the Note is outstanding. In no event will the conversion price be less than $0.00004 per share. If at any time the Company issues any stock or grants options or warrants at a price per share less than the conversion price, then the conversion price will be reduced to such lesser amount. The Company may prepay the note at any time, upon three business days’ written notice, at a price equal to one hundred and fifty percent (150%) of the outstanding principal balance of the Note, plus accrued interest. This note contains a beneficial conversion feature that was calculated at $140,000 and a discount was recorded. The discount will be amortized over the six-month of the loan and adjusted for any conversions to common stock. During the three months ended March 31, 2013, $54,674 was amortized into interest expense in relation to the discount and the discount is $85,326 as of March 31, 2013.

In March of 2013, the company issued 1,305,034 shares of common stock in relation to a conversion of $40,000 of the Note. During the three months ended March 31, 2013, interest in the amount of $1,113 was accrued. As of March 31, 2013, the balance of the note was $100,000. Subsequent to March 31, 2013, Magna converted an additional $45,000 of the note into 5,658,784 shares of common stock.

Notes Payable – JMJ Financial
Effective March 27, 2013, the Company issued a convertible promissory note in the total possible amount of $335,000 and borrowed $50,000 under the note. The note bears no interest if repaid within ninety days and bears interest of 12% if not repaid within ninety dates. The maturity date of each loan under this promissory note is one year from the date of the draw. The loan balance is convertible at the lesser of $0.075 or 60% of the lowest trade price in the 25 trading days previous to the conversion. This note contains a beneficial conversion feature that was bifurcated out of the loan proceeds of the initial $50,000 draw. A discount on notes payable related to the beneficial conversion feature was recorded in the amount of $20,000 and will be amortized over the one year of the loan. As of March 31, 2013, the note balance on this note is $50,000 and no interest had been accrued.

Notes Payable – Hanover Holdings I, LLC
Effective March 4, 2013, the Company issued a convertible promissory note in the amount of $51,500. The note bears interest at 12% and matures on December 4, 2013. The loan balance is convertible at 55% of the lowest trade price in the 10 trading days previous to the conversion. This note contains a beneficial conversion feature that was bifurcated out of the loan proceeds. A discount on notes payable related to the beneficial conversion feature was recorded in the amount of $25,925 and will be amortized over the life of the loan. As of March 31, 2013, the note balance on this note is $51,500 and $457 of interest had been accrued. In April of 2013, the Company entered into an exchange agreement with Hanover which changed the maturity date of the note to November 4, 2014 and changed the conversion price to $.008. The note balance is shown as a long term liability on the balance sheet.

Loan Guarantee

In 2004, the Company received a demand for payment from Canadian Western Bank (“CWB”) pursuant to a guarantee provided by the Company in favor of Calgary Chemical, a former subsidiary. The Company divested itself of Calgary Chemical in 1998 under an agreement with a former president and purchaser. The agreements included an indemnity guarantee from the purchaser of Calgary Chemical, whereby the purchaser would indemnify and save harmless the Company from any and all liability, loss, damage or expenses. Upon receipt of the demand, the Company accrued the estimated amount of the claim, $94,860 along with a comprehensive loss on foreign currency of $8,114, since in the opinion of legal counsel it is more likely than not that CWB would prevail in this action. As of December 31, 2012, the Company has determined the loan guarantee is no longer valid due to its age and the statute of limitations. As a result, the Company recognized a gain on debt in the amount of $86,746 in the year ended December 31, 2012.

Financing and interest expense
Financing and interest costs related to the Company’s aforementioned financing activities for the three months ended March 31, 2013 and 2012, totaled $123,596 and 385,589, respectively.

7.	Stockholders’ Equity Transactions

Common Stock
As of December 31, 2011, there are 32,867,028 shares of common stock issued and outstanding and no common stock owed but not issued.

In January of 2012, the Company issued 900,000 shares of common stock in lieu of executive compensation. The shares were valued at $189,000, which was market value on the day of the grant.

During the year December 31, 2012, the Company authorized the issuance of 767,500 shares of common stock for the conversion of $239,469 of accounts payable balances. As of the balance sheet date 417,500 shares were unissued.

During the year ended December 31, 2012, the Company authorized the issuance of 12,652,869 shares of common stock for the conversion of $3,163,218 in convertible debt and accrued interest as discussed in Note 6.

During the year ended December 31, 2012, the Company authorized the issuance of 850,509 shares of common stock for the conversion of $212,628 in notes payable and accrued interest as discussed in Note 6.

During the year ended December 31, 2012, the Company authorized the issuance of 6,006,208 shares of common stock valued at $832,083 in connection with the anti-dilution provisions provided to Maxum and CPP.

As of December 31, 2012 there are 47,620,406 shares of common stock issued and outstanding and 6,423,708 shares of common stock owed but not issued.

During the three months ended March 31, 2013, the Company issued 241,667 shares of common stock for cash of $14,500.

During the three months ended March 31, 2013, the Company issued 1,305,034 shares of common stock for the conversion of $40,000 in convertible debt as discussed in Note 6.

During the three months ended March 31, 2013, the Company issued 1,764,706 shares of common stock as a commitment fee in relation to the Hanover Holdings I, LLC agreement as discussed below. The shares were valued at $150,000 and capitalized as financing costs. The fee will be amortized over the two-year life of the agreement.

As of March 31, 2013 there are 50,931,813 shares of common stock issued and outstanding and 6,433,034 shares of common stock owed but not issued.

Hanover Holdings I, LLC Purchase Agreement:
On March 22, 2013, the Company entered into a common stock purchase agreement with Hanover Holdings I, LLC, a New York limited liability company (the “Investor”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $5,000,000 worth of the Company’s common stock over the 24-month term of the Purchase Agreement.

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the Securities and Exchange Commission (the “Commission”), as further discussed below, the Company may, in its sole discretion, provide the Investor with draw down notices to purchase a specified dollar amount of Shares over a 10 consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice, with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 300% of the average daily trading volume of the Company’s common stock for the 10 trading days immediately preceding the date of the Draw Down Notice.

Once presented with a Draw Down Notice, the Investor is required to purchase a pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for the Company’s common stock (the “VWAP”) equals or exceeds a floor price determined by the Company for such draw down (the “Floor Price”). If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that the Investor will not be required to purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 90.0% of the arithmetic average of the three lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period; provided, however, that if the VWAP does not equal or exceed the applicable Floor Price for at least three trading days during the applicable Pricing Period, then the per share purchase price shall be equal to 90.0% of the arithmetic average of all VWAPs that equal or exceed the applicable Floor Price during such Pricing Period. Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or the Investor to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or the Investor to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by the Investor of more than 4.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The Company cannot make more than one draw down in any Pricing Period and must allow 24 hours to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of (i) the first day of the month next following the 24-month anniversary of the date on which the initial registration statement is declared effective by the Commission or (ii) the date on which the Investor purchases the Total Commitment worth of common stock under the Purchase Agreement. Under certain circumstances set forth in the Purchase Agreement, the Company and the Investor each may terminate the Purchase Agreement on one trading days prior written notice to the other.

The Company paid to the Investor a commitment fee for entering into the Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the Purchase Agreement) in the form of 1,764,706 restricted shares of the Company’s common stock, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013. The Commitment shares were issued in March of 2013.

The Company also agreed to pay up to $15,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Investor in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation. Further, if the Company issues a Draw Down Notice and fails to deliver the shares to the Investor on the applicable settlement date, and such failure continues for 10 trading days, the Company agreed to pay the Investor, in addition to all other remedies available to the Investor under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for each 30-day period the shares are not delivered, plus accrued interest.

The Purchase Agreement also provides for indemnification of the Investor and its affiliates in the event that the Investor incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations and warranties under the Purchase Agreement or the other related transaction documents or any action instituted against the Investor or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

Warrants

During the year ended December 31, 2011, the Company issued 200,000 warrants in relation to a stock sale as described in above. The warrants have a $0.40 exercise price and a two-year life. The warrants expire on November 7, 2013.

During the year ended December 31, 2012, the Company issued 3,003,104 warrants in connection with the ASYM Purchase Agreement discussed in Note 6. The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the third and fourth quarter of 2017.

As of December 31, 2012, there are 3,203,104 warrants outstanding at a weighted average exercise price of $0.0344.

During the three months ended March 31, 2013, the Company issued an additional 4,662 warrants in connection with the ASYM Purchase Agreement discussed in Note 6. The warrants are exercisable for a term of five years and at a strike price of $0.01. These warrants expire in the first quarter of 2018.

As of March 31, 2013, there are 3,207,766 warrants outstanding at a weighted average exercise price of $0.0343.

8.	Income Taxes

The Company follows ASC subtopic 740-10 (formerly Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company’s effective income tax rate is higher than would be expected if the federal statutory rate were applied to income before tax, primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes. The Company’s operations for the years ended December 31, 2012 and the three months ended March 31, 2013 resulted in losses. Accordingly, no provisions for current income taxes have been reflected in the accompanying statements of operations.

As of December 31, 2012 and March 31, 2013, the Company has total net operating loss carryforwards of approximately $10,000,000 which may or may not be used to reduce future income taxes payable. Current federal tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount of these losses available to offset future taxable income may be limited. A valuation allowance has been recorded to reduce the net benefit recorded in the financial statements related to this deferred asset to $0. The valuation allowance is deemed necessary as a result of the uncertainty associated with the ultimate realization of these deferred tax assets. Accordingly, no provisions for deferred income taxes have been reflected in the accompanying statements of operations.

9.	Related Party Transactions
During the three months ended March 31, 2013 and 2012, the Company granted no shares and 900,000 shares, respectively, to directors and officers in lieu of executive compensation.

During the three months ended March 31, 2013, the Company reimbursed an officer approximately $4,068 in connection with travel, lodging and meals. During the three months ended March 31, 2012, the Company reimbursed an officer $10,996 for a residential lease and related utilities in Wichita, Kansas, which was being used as the corporate offices. The Company also reimbursed the officer approximately $9,810 in connection with travel, lodging and meals.

During the year ended December 31, 2012, an officer/director loaned the company $39,200 for the purchase of mineral properties as discussed in note 6. As of March 31, 2013, the loan is still outstanding.

As noted in note 7, during the year December 31, 2012, the Company authorized the issuance of 767,500 shares of common stock for the conversion of $239,469 of accounts payable balances. As of the March 31, 2013 and December 31, 2012, 417,500 shares were unissued. $173,205 of the accounts payable converted was held by officers/directors of the Company.

10.	Subsequent Events
In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

During April and May of 2013, $45,000 of notes payable was converted into 5,658,784 shares of common stock.

In April of 2013, the Company entered into an exchange agreement with Hanover which changed the maturity date of the note payable to Hanover to November 4, 2014 and changed the conversion price to $.008. The note balance was $51,500 as of March 31, 2013. The Company also borrowed an additional $5,000 from Hanover in April of 2013.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.        Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$37.67
Accounting fees and expenses	$1,500.00
Legal fees and expenses	$15,000.00
Total	$16,537.67

Item 14.        Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangements of the Registrant

Pursuant to the provisions of Nevada Revised Statutes, the Registrant has adopted the following indemnification provisions in its Bylaws for its directors and officers:

Every person who was or is a party or is a threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under General Corporation Law of the State of Nevada time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as it's representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and amend the Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

            2011 Stock and Warrant Issuances

            In June 2011, the Company issued 600,000 shares to Directors in lieu of executive compensation. The shares were valued at $306,000 which was market value on the day of the grant.

            In June 2011, the Company issued 100,000 shares of common stock for services. The shares were valued at $51,000, which was market value on the day of the grant.

            In November 2011, the Company issued 200,000 units of equity for cash in the amount of $50,000. Each unit contained one share of common stock and one warrant for a share of common stock at an exercise price of $0.40. The warrants have a term of two years.

            The issuance of the above referenced shares and warrants were conducted in reliance upon Regulation D of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), to investors who are "accredited investors," as such term is defined in Rule 501(a) under the Securities Act, based upon representations made by such investors.

            In 2010, the company entered into a Convertible Line of Credit Agreement with Maxum Overseas Fund (“Maxum”) in the amount of $1,500,000 and received an initial advance in the amount of $1,462,774. In December 2011, the holder elected to convert $1,090,902 of the balance owed into 4,363,611 shares of the Company’s common stock at a conversion rate of $0.25 per share. The issuance to Maxum was conducted in reliance upon Regulation S of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), to investors in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), based upon representations made by such investors.

            2012 Stock Issuances

            In January 2012, the Company issued 900,000 shares of common stock in lieu of executive compensation. The shares were valued at $189,000, which was market value on the day of the grant.

            In March and June 2012, the Company authorized the issuance of 417,500 shares of common stock for the conversion of $239,469 of accounts payable balances. Such shares are unissued at this time.

            In the first quarter of 2012, the Company was advanced an additional $198,000 against the line of credit with Maxum, and in March and April of 2012, the holder elected to convert the entire unpaid principle balance and accrued interest in the amount of $3,163,218 into 12,652,869 shares of the Company’s common stock at a conversion rate of $0.25.

            In April 2012, the Company authorized the issuance of 850,509 shares of common stock for the conversion of $212,628 in notes payable and accrued interest.

            In the third and fourth quarters of 2012, the Company authorized the issuance of 6,006,208 shares of common stock valued at $832,083 in connection with the anti-dilution provisions provided to Maxum and CPP. These shares are unissued at this time because the Company is in negotiations with the investors with respect to a possible reduction in the number of shares subject to the Company’s repayment of certain outstanding indebtedness.

            The issuance of the above referenced shares to Maxum and CPP were conducted in reliance upon Regulation S of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), to investors in offshore transactions (as defined in Rule 902 under Regulation S of the Securities Act), based upon representations made by such investors.

            ASYM Transaction

            On July 3, 2012, the Company entered into a Purchase Agreement with ASYM Energy Opportunities LLC (“ASYM”), pursuant to which ASYM agreed to provide up to $10,000,000 in tranched debt financing. In connection with each tranche of funding, the Company was required to issue a warrant to purchase shares of the Company’s common stock equal to 83% the tranche amount, divided by the warrant exercise price. The warrants have a variable exercise price computed based on the lesser of (i) $0.20, (ii) eighty five percent (85%) of the volume weighted average price per share of the Company’s common stock for the fifteen days preceding the issuance of any tranche, or (iii) the trailing ninety (90) net average daily oil production multiplied by $40,000, the product of which is reduced by the Company’s total liabilities, but not less than $500,000, and then divided by the Company’s fully diluted number of common shares outstanding. Each warrant has a term of five years from the date of issuance. During the year ended December 31, 2012, the Company issued 3,003,104 warrants in connection with the ASYM Purchase Agreement.

            On July 6, 2012, the Company received $300,000 of the initial tranche and in accordance with the Purchase Agreement the Company granted two warrants to purchase a total of 2,576,975 shares of the Company’s common stock, 2,138,889 to ASYM and 438,086 to ASYM Management, at an exercise price of $0.031. On September 27, 2012, the Company received additional proceeds of $180,000 due under the first tranche. As consideration for the limitation of funding the entire remaining $700,000 per the Purchase Agreement, ASYM agreed to a $0.35 exercise price for the warrant due them in connection with the September 27th funding. As a result, the Company granted two warrants to purchase a total of 376,209 shares of the Company’s common stock.

            On November 19 and December 17, the Company received two additional tranches in the amount of $5,000 each. In accordance with the terms of the financing agreement the Company granted the issuance of two warrants to purchase 18,773 and 31,147, respectively.

            Subsequent to the year ended December 31, 2012, the Company and ASYM agreed to modify the terms of the July 3, 2012 agreement whereby eliminating the variable exercise price of each warrant grant due pursuant to the agreement to a fixed exercise price of $0.01 applicable to both past and future warrant grants.

            The warrants were issued to ASYM in reliance upon Rule 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.

            2013 Transactions

            Debt Exchange

            Effective March 4, 2013, Magna Group, LLC (“Magna”), an affiliate of Hanover, acquired $140,000 of outstanding convertible debt of the Company and Hanover acquired $51,500 of outstanding convertible debt of the Company (the “Convertible Debt”). The Company agreed with Magna and Hanover that such outstanding convertible debt would be convertible into common stock of the Company at a forty five percent (45%) discount from the lowest trading price of the Company’s common stock in the five days prior to the day Magna requested conversion (the “Conversion Discount”). On April 25, 2013, in exchange for the cancellation of the Convertible Debt, the Company issued promissory notes to Magna and Hanover, respectively. The note issued to Magna is in the principal amount of $71,000 and the notes issued to Hanover are in the aggregate principal amount of $56,500 (the “Exchange Notes”). Each of the Exchange Notes is convertible into common stock of the Company at a fixed conversion price of $0.008 per share, which conversion price was detrmined based upon the Conversion Discount previously negotiated by Magna and Hanover. The Exchange Notes accrue interest at the rate of 12% per annum, compounded annualy. Magna’s Exchange Note matures on September 4, 2013 and Hanover’s Exchange Note matures on November 4, 2014. The holder of either Exchange Note will not convert such Note into a number of shares that would cause the holder to own in excess of 4.99% of the Company’s common stock. The issuance of the Exchange Notes was conducted by the Company and was issued in reliance upon Section 3(a)(9) of the Securities Act of 1933, as amended, and comparable exemptions under state securities laws.

            In March of 2013, the company issued 235,515 shares of common stock in relation to a partial conversion of $10,000 of the Note.

            Hanover Transaction

            Pursuant to the terms of the March Purchase Agreement, the Company paid to Hanover a commitment fee for entering into the March Purchase Agreement equal to $150,000 (or 3.0% of the Total Commitment under the March Purchase Agreement) in the form of 1,764,706 restricted shares of the Company’s common stock, calculated at a price equal to $0.085 per share, which was the closing price of our Common Stock on March 4, 2013. The Commitment Shares were issued in March of 2013.

            The issuance of the notes to Magna and Hanover and the Commitment Shares to Hanover were exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. The Company made this determination based on the representations of the Investor that the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about the Company and its investment.

Item 16.        Exhibit Index

            The following exhibits are included as part of this registration statement by reference:

(b)     Exhibits

Exhibit Number	Name

3.1(1)	Articles of Incorporation, as amended

3.2(2)	Bylaws

5.1	Opinion of Greenberg Traurig, LLP*

10.1(3)	Management and Governance Consultant Agreement with Robert McIntosh, effective March 15, 2009

10.2(4)	Note Purchase Agreement with John E. Friesen, dated August 13, 2009

10.3(5)	Secured Convertible Promissory Note with John E. Friesen, dated September 15, 2009

10.4(6)	Operating Agreement with Bay Petroleum Corp., dated April 21, 2010

10.5(7)	Debenture and Warrant Purchase Agreement with Maxum Overseas Fund, dated May 17, 2010

10.6(7)	Form of Warrant to Purchase Common Stock with Maxum Overseas Fund

10.7(8)	Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated May 4, 2011

10.8(9)	Purchase Agreement with Bay Petroleum Corp., dated July 13, 2011

10.9(9)	Working Interest Agreement with Bay Petroleum Corp., dated July 13, 2011

10.10(9)	Amendment to Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated July 18, 2011

10.11(10)	Second Amendment to Amended and Restated Convertible Debenture with Maxum Overseas Fund, dated August 12, 2011

10.12(11)	Second Amendment to Promissory Notes with John E. Friesen, dated August 13, 2011

10.13(12)	Form of Accounts Payable Agreement

10.14(13)	Third Amendment to Promissory Notes with John E. Friesen, dated July 3, 2012

10.15(13)	Lien Termination with Maxum Overseas Fund, dated July 3, 2012

10.16(13)	Royalty Termination Agreement with Centennial Petroleum Partners, LLC, dated July 3, 2012

10.17(13)	Purchase Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.18(13)	Form of Warrant to Purchase Common Stock with ASYM Energy Opportunities LLC

10.19(13)	Form of Senior Secured Promissory Note with ASYM Energy Opportunities LLC

10.20(13)	First Lien Security Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.21(13)	Management Services Agreement with ASYM Management LLC, dated July 3, 2012

10.22(13)	Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.23(13)	Deposit Account Control (Default) Agreement with ASYM Energy Opportunities LLC, dated July 3, 2012

10.24(14)	Common Stock Purchase Agreement with Hanover Holdings I, LLC, dated March 22, 2013

10.25(14)	Registration Rights Agreement with Hanover Holdings I, LLC, dated March 22, 2013

10.26(15)	Convertible Promissory Note with Hanover Holdings I, LLC, dated April 25, 2013

10.27	Convertible Promissory Note with Magna Group, LLC, dated April 25, 2013*

10.28(15)	Exchange Agreement with Hanover Holdings I, LLC, dated April 25, 2013

10.29(15)	Exchange Agreement with Magna Group, LLC, dated April 25, 2013

10.30(16)	Common Stock Purchase Agreement with Hanover Holdings I, LLC, dated June 24, 2013

10.31(16)	Registration Rights Agreement with Hanover Holdings I, LLC, dated June 24, 2013

10.32(16)	Agreement with Hanover Holdings I, LLC, dated June 24, 2013

21	List of Subsidiaries*

23.1	Consent of Weaver, Martin & Samyn, LLC*

23.2	Consent of Greenberg Traurig, LLP (filed as part of Exhibit 5.1)*

101	Interactive Data File*

_____________________
*Filed Herewith

Footnotes to Exhibits Index

(1)	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed August 30, 2012.

(2)	Incorporated by reference to the Form 10-SB12G filed June 19, 1997.

(3)	Incorporated by reference to the Current Report on Form 8-K filed March 27, 2009.

(4)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 13, 2009.

(5)	Incorporated by reference to the Current Report on Form 8-K filed September 24, 2009.

(6)	Incorporated by reference to the Current Report on Form 8-K filed April 23, 2010.

(7)	Incorporated by reference to the Current Report on Form 8-K filed May 20, 2010.

(8)	Incorporated by reference to the Current Report on Form 8-K filed May 10, 2011.

(9)	Incorporated by reference to the Current Report on Form 8-K filed July 19, 2011.

(10)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 12, 2011.

(11)	Incorporated by reference to the Current Report on Form 8-K filed August 16, 2011.

(12)	Incorporated by reference to the Quarterly Report on Form 10-Q filed August 14, 2012.

(13)	Incorporated by reference to the Current Report on Form 8-K filed July 9, 2012.

(14)	Incorporated by reference to the Current Report on Form 8-K filed March 25, 2013.

(15)	Incorporated by reference to the Registration Statement on Form S-1 filed May 3, 2013.

(16)	Incorporated by reference to the Current Report on Form 8-K filed June 27, 2013.

Item 17.        Undertakings

The undersigned registrant hereby undertakes to:

(a)        Rule 415 Offering:

            1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424 of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

                          (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

                          (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

                          (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)) .

            2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3 –19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

            5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (§230.430B of this chapter):

            (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

                          ii. If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                          i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

                          ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                          iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                          iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN PETRO-HUNTER INC.
a Nevada corporation

Dated: July 31, 2013	/s/ Robert B. McIntosh
By: Robert B. McIntosh
Its: President, Chief Executive Officer, Chief Financial Officer and Sole Director
(Principal Executive Officer, Principal Financial Officer, Principal
Accounting Officer, Sole Director)